Exhibit 10.1
TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT dated May 21, 2010 (this "Agreement"), is between Garmin Ltd., a Cayman Islands company ("Garmin Cayman"), and Garmin Ltd., a Swiss stock corporation having its registered seat in Schaffhausen, in the Canton of Schaffhausen, Switzerland ("Garmin Switzerland").  Each of Garmin Cayman and Garmin Switzerland is referred to herein as a "Party" and together as the "Parties."

RECITALS

A.           Garmin Cayman, the shares of which are listed on the NASDAQ Global Select Market, believes that it is in the best interest of Garmin Cayman and its shareholders to move the place of incorporation of the ultimate parent holding company of the Garmin group from the Cayman Islands to Switzerland in order to establish a corporation more centrally located within the company's major markets, locate the company in a country with a stable and well-developed tax regime and more sophisticated financial and commercial infrastructure and improve the company's ability to maintain a competitive worldwide effective corporate tax rate.

B.           Garmin Switzerland is a direct, wholly-owned subsidiary of Garmin Cayman, incorporated in Schaffhausen, Switzerland, on February 9, 2010, with a share capital of CHF 100,000, divided into 10,000,000 registered shares (the "Formation Shares").

C.           Garmin Switzerland will (i) create or otherwise make available the number of Garmin Switzerland shares needed for the delivery of shares (the "Exchange Shares") to Garmin Cayman shareholders (the "Scheme Shareholders") pursuant to the Scheme of Arrangement through a capital increase (the "Capital Increase"), and (ii) cause delivery of these shares through a transfer agent to the Scheme Shareholders, substantially in the form of the Contribution in Kind Agreement attached hereto as Exhibit A.

D.           Garmin Cayman, acting on behalf of the Scheme Shareholders, has agreed to subscribe for the Exchange Shares and to sign a subscription form substantially in the form of Exhibit B attached hereto.

E.           The exact number of Exchange Shares to be issued in the Capital Increase, as well as the issue price per Exchange Share, shall be mutually calculated on or around the day following the day the Scheme Shareholders approve the Scheme of Arrangement based on the number of shares outstanding on the Transaction Time as defined in the Scheme of Arrangement.

F.           Assuming that immediately following the Transaction Time there are 200,670,000 Exchange Shares and 10,000,000 Formation Shares, each of them with a par value of CHF 10.00, the aggregate par value of Garmin Switzerland's share capital will amount to CHF 2,106,700,000.  At this point in time, the number of Exchange Shares as well as the amount of the par value are still uncertain and therefore the par value of Garmin Switzerland's share capital is subject to change.

NOW, THEREFORE, the Parties agree as follows:

1.           The Transaction

a.           The Parties hereby agree to move the place of organization of Garmin Cayman from the Cayman Islands to Switzerland by proposing to the shareholders of Garmin Cayman for approval a scheme of arrangement under Cayman Islands law (the "Scheme of Arrangement") whereby they will exchange their shares of Garmin Cayman for shares of Garmin Switzerland (the "Redomestication").

b.           A draft of the Scheme of Arrangement is attached to this Agreement as Exhibit C.  Garmin Switzerland agrees to be bound by the Scheme of Arrangement by signing a letter substantially in the form of Exhibit D attached hereto.

c.           Provided Garmin Switzerland becomes (in accordance with the Scheme of Arrangement) the sole shareholder of Garmin Cayman, the Parties will effect the tasks described in Sections 2 through 5 below.

2.           Equity Compensation and Benefit Plans

Garmin Switzerland hereby agrees to adopt the Equity Compensation and Benefit Plans, to assume Garmin Cayman's obligations under the Equity Compensation and Benefit Plans and to sign and execute respective documents as soon as the Capital Increase, as well as the conditional capital needed to meet Garmin Cayman's future obligations under the Equity Compensation and Benefit Plans, is registered in the commercial register of the Canton of Schaffhausen.

The Redomestication is intended to be economically neutral from the perspective of the plan participants who hold equity incentive awards.  Where the Redomestication requires an adjustment of the terms of any equity incentive awards, any such adjustments shall not increase the economic value of the equity incentives.

3.           Share Buy Back

Garmin Switzerland hereby agrees to continue the Share Buy Back as currently conducted by Garmin Cayman.

4.           Guaranty dated February 12, 2010

Garmin Switzerland hereby agrees to assume all guarantee obligations of Garmin Cayman under that certain Continuing and Unconditional Guaranty dated February 12, 2010, made by Garmin Cayman, in favor of Bank of America, N.A. to secure the obligations of Garmin China Co. Ltd. ("Garmin China") under that certain letter agreement dated February 1st, 2010, between Garmin China and Bank of America, N.A., Beijing Branch, providing for revolving credit facilities up to an aggregate principal amount of 13,400,000 Renminbi (approximately equivalent to USD $2,000,000).

5.           Articles of Association

The Parties agree that Garmin Switzerland shall adopt at or immediately after the Transaction Time, articles of association substantially in the form attached hereto as Exhibit E.

6.           Severability

Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the applicable law.  If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and replaced by such valid and enforceable provisions which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and attaining the same or a similar economic effect.  The remaining provisions of this Agreement shall continue to be binding and in full force and effect.

7.           Governing Law and Arbitration

a.           This Agreement shall be governed by the substantive laws of Switzerland.

b.           Each Party submits to the exclusive jurisdiction of the Ordinary Courts (Ordentliche Gerichte) of the Canton of Schaffhausen, Switzerland, venue being Schaffhausen.

8.           Entry into Force

This Agreement shall enter into force upon its execution by the Parties.

9.           Conflict with Scheme of Arrangement or Contribution in Kind

In case of any disputes between this Agreement and the Scheme of Arrangement or the Contribution in Kind Agreement, the Scheme of Arrangement or the Contribution in Kind Agreement, as the case may be, shall prevail.

10.           Lapse of this Agreement

This Agreement shall lapse and any and all rights under this Agreement shall terminate if the Effective Date does not occur by December 31, 2010, 5 p.m. Cayman Island time.

11.           Consummation

This Agreement (and, therefore, the Redomestication) shall be deemed to be consummated as soon as the pertinent entries of the Capital Increase in the commercial register in Schaffhausen and the subsequent issuance of the Exchange Shares to the Garmin Cayman shareholders is effected and all obligations as stated under this Agreement have been fulfilled by the Parties.

12.           Definitions

Agreement	This Transaction Agreement

Capital Increase	Has the meaning ascribed to it in Section 2

Equity Compensation and Benefit Plans
The long-term incentive plans and awards, and other employee benefit plans and arrangements sponsored by Garmin Cayman or its affiliates, that have issued Garmin Cayman shares, or otherwise held, made available, or used Garmin Cayman shares to measure benefits and any long-term or short-term cash-bonus or other incentive plans maintained by Garmin Cayman, and any other employee benefit plan or arrangement that has been maintained by Garmin Cayman which Garmin Switzerland determines is appropriate to be maintained by Garmin Switzerland following the Redomestication

Exchange Shares	Has the meaning ascribed to it in Section 2(a)

Formation Shares	Has the meaning ascribed to it in the introductory paragraph

Garmin Cayman	Has the meaning ascribed to it in the introductory paragraph

Garmin Switzerland	Has the meaning ascribed to it in the introductory paragraph

Redomestication	Has the meaning ascribed to it in Section 1(a)

Scheme of Arrangement	Has the meaning ascribed to it in Section 1(a)

Scheme Shareholders	Has the meaning ascribed to it in Section 2(a)

Share Buy Back	Means the Garmin Cayman share repurchase program announced in February 2010 for the repurchase of shares of Garmin Cayman with a total value of approximately USD $300 million

Transaction Time	Has the meaning ascribed to it in the Scheme of Arrangement

Signature Page Follows

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of this 21st day of May, 2010.

GARMIN LTD.,
a Cayman Islands corporation

By:	/s/ Kevin S. Rauckman
Name: Kevin S. Rauckman
Title: Chief Financial Officer and Treasurer

GARMIN LTD.,
a Swiss corporation

By:	/s/ Andrew R. Etkind
Name: Andrew R. Etkind
Title: Authorized Signatory

EXHIBIT A

Contribution in Kind Agreement

Sacheinlagevertrag
Contribution agreement

zwischen
between

Garmin Ltd.
P.O Box 10670, Grand Cayman, KY1-1006, Suite 3206B, 45 Market Street, Gardenia Court, Camana Bay, Cayman Islands,

(nachfolgend "Garmin-Cayman")
(hereinafter "Garmin-Cayman")

und
and

Garmin Ltd.
c/o Klauser und Partner AG, Pestalozzistrasse 2, 8201 Schaffhausen, Switzerland

(nachfolgend "Garmin-Schweiz")
(hereinafter "Garmin-Switzerland")

(gemeinsam die "Parteien")
(and collectively the "Parties")

Präambel
Recitals

(A)
Garmin-Cayman ist eine Gesellschaft mit Sitz in Camana Bay, Cayman Islands, deren Aktien (common shares) am NASDAQ Global Select Market ("NASDAQ") kotiert sind. Das Aktienkapital (authorized share capital) von Garmin-Cayman beträgt USD 6,000,000, eingeteilt in 1,000,000,000 Aktien (common shares) mit einem Nennwert von je USD 0.005 und 1,000,000 Vorzugsaktien (preferred shares) mit einem Nennwert von je USD 1, von denen 200,670,000 Aktien (common shares) ausgegeben sowie voll einbezahlt und die übrigen Aktien nicht ausgegeben sind. Vorzugsaktien wurden nicht ausgegeben.

Garmin-Cayman is a company with its registered office in Camana Bay, Grand Cayman, Cayman Islands, whose common shares are listed on the NASDAQ Global Select Market ("NASDAQ"). The authorized share capital of Garmin-Cayman amounts to USD 6,000,000 and is divided into 1,000,000,000 common shares with a par value of USD 0.005 each and 1,000,000 preferred shares with a par value of USD 1 each, of which 200,670,000 common shares have been issued and are fully paid, and the remainder remains unissued. No preferred shares have been issued.

(B)
Garmin-Schweiz ist eine Aktiengesellschaft mit Sitz in Schaffhausen, Kanton Schaffhausen, die zu 100% von Garmin-Cayman gehalten wird. Das im Handelsregister eingetragene Aktienkapital von Garmin-Schweiz beträgt CHF 100,000, eingeteilt in 10,000,000 Namenaktien mit einem Nennwert von je CHF 0.01. An einer ausserordentlichen Generalversammlung von Garmin-Schweiz, die am 27. Juni 2010 um [...] Uhr (MEZ) stattgefunden hat, wurde beschlossen, das Aktienkapital von Garmin-Schweiz von CHF 100,000 gegen Sacheinlage um CHF 2,106,600,000 auf CHF 2,106,700,000 durch eine Nennwerterhöhung und durch die Ausgabe von 200,670,000 voll liberierten Namenaktien von je CHF 10 Nennwert zu einem Ausgabepreis von CHF 10 pro Aktie im Rahmen einer ordentlichen Kapitalerhöhung (die "Ordentliche Kapitalerhöhung") zu erhöhen. Die Durchführung der Ordentlichen Kapitalerhöhung erfolgt im Rahmen der nachfolgend beschriebenen Transaktionen.

Garmin-Switzerland is a company limited by shares incorporated under the laws of Switzerland with its registered office in Schaffhausen, Canton Schaffhausen, which is wholly-owned by Garmin-Cayman. The share capital of Garmin-Switzerland recorded in the commercial register amounts to CHF 100,000, divided into 10,000,000 registered shares with a par value of CHF 0.01 each. At an extraordinary meeting of shareholders of Garmin-Switzerland, having taken place on June 27, 2010, at [time] [a.m./p.m.] (CET), it was resolved to increase the share capital of Garmin-Switzerland from CHF 100,000 by an amount of 2,106,600,000 to CHF 2,106,700,000 through the increase in the par value of each share and through issuance of 200,670,000 fully paid registered shares with a par value of CHF 10 each at an issue price of CHF 10 per share by way of an ordinary capital increase (the "Ordinary Capital Increase''). The implementation of the Ordinary Capital Increase occurs in the course of the transactions as further described below.

(C)
Gemäss den Bestimmungen des Scheme of Arrangement nach dem Recht der Cayman Islands in Sachen Garmin-Cayman (das "Scheme"), das von den Aktionären von Garmin-Cayman am 20. Mai 2010, und von dem Grand Court of the Cayman Islands am 4. Juni 2010 genehmigt wurde, hat jeder Aktionär von Garmin-Cayman, der im Zeitpunkt unmittelbar vor dem Vollzug der unter dem Scheme abgewickelten Transaktion (die "Transaktion") Aktien (common shares) hält, Anspruch auf eine Namenaktie von Garmin-Schweiz im Austausch für eine Aktie (common share) von Garmin-Cayman. Dieser Aktientausch, als Folge dessen Garmin-Cayman eine hundertprozentige Tochtergesellschaft von Garmin-Schweiz wird, erfolgt im Einzelnen wie folgt:

Pursuant to the terms of the Scheme of Arrangement under the law of the Cayman Islands in the matter of Garmin-Cayman (the "Scheme"), approved by the shareholders of Garmin-Cayman on May 20, 2010 and by the Grand Court of the Cayman Islands on June 4, 2010, each holder of Garmin-Cayman common shares immediately prior to the completion of the transactions under the Scheme (the "Transactions") has the right to receive in exchange for each such common share one registered share of Garmin-Switzerland. This share exchange, as a result of which Garmin-Cayman will become a wholly-owned subsidiary of Garmin-Switzerland, shall be executed as follows:

(1)
Mit Wirksamwerden und nach Massgabe des Scheme bringt Garmin-Cayman, auf Rechnung der Aktionäre von Garmin-Cayman, ihre sämtlichen ausgegebenen und ausstehenden Aktien (common shares) im Rahmen einer Sacheinlage in Garmin-Schweiz ein. Garmin-Cayman trägt Garmin-Schweiz als Aktionärin mit Stimmrecht in das Aktienregister ein.

Upon the Scheme becoming effective in accordance with its terms, and by way of the Scheme, Garmin-Cayman, acting on account of its shareholders, shall contribute all of the issued and outstanding common shares in its capital by way of a contribution in kind to Garmin-Switzerland. Garmin-Cayman shall register Garmin-Switzerland in its register of members as the holder with voting rights of such shares.

(2)
Der Verwaltungsrat von Garmin-Schweiz führt, gestützt auf die Ermächtigung der ausserordentlichen Generalversammlung, die am 27. Juni 2010 um [...] Uhr (MEZ) stattgefunden hat, die Ordentliche Kapitalerhöhung durch mittels (a) Sacheinlage aller Aktien (common shares) von Garmin-Cayman mit einem Nennwert von je USD 0.005, (b) anschliessender Nennwerterhöhung von CHF 0.01 auf CHF 10 pro Aktie sowie Ausgabe von 200,670,000 neuen Namenaktien von Garmin-Schweiz mit einem Nennwert von je CHF 10 und (c) Eintragung der geänderten Statuten von Garmin-Schweiz im Handelsregister.

The board of directors of Garmin-Switzerland, on the basis of the authorization of the extraordinary shareholders' meeting, having taken place on June 27, 2010, at [time] [a.m./p.m.] (CET) carries out the Ordinary Capital Increase by way of (a) Garmin-Cayman's contribution in kind of all of its common shares with a par value of USD 0.005, (b) a subsequent increase in the par value of each share from CHF 0.01 to CHF 10 and issuance of 200,670,000 new registered shares of Garmin-Switzerland with a par value of CHF 10 each and (c) registration of the revised articles of association of Garmin-Switzerland with the commercial register.

(3)
Garmin-Schweiz gibt sämtliche im Rahmen der Ordentlichen Kapitalerhöhung geschaffenen neuen Namenaktien mit einem Nennwert von je CHF 10 an die Aktionäre von Garmin-Cayman (wobei auf den Zeitpunkt unmittelbar vor Vollzug der Transaktionen abgestellt wird) aus.

Garmin-Switzerland shall issue all registered shares with a par value of 10 each that have been newly created in the Ordinary Capital Increase to the holders of Garmin-Cayman common shares outstanding immediately prior to the completion of the Transactions.

(D)
Die Aktionäre von Garmin-Cayman haben am 20. Mai 2010, und der Grand Court of the Cayman Islands (der "Court") hat am 4. Juni 2010 das Scheme genehmigt. Eine Kopie des Genehmigungsentscheids des Courts wurde am 4. Juni 2010 beim Registrar of Companies eingereicht und das Scheme wurde gemäss seinen Bestimmungen am 27. Juni 2010 wirksam.

The shareholders of Garmin-Cayman approved the Scheme on May 20, 2010, and the Grand Court of the Cayman Islands (the "Court'') sanctioned the Scheme on June 4, 2010. A copy of the Court order was filed with the Registrar of Companies on June 4, 2010 and the Scheme became effective in accordance with its terms on June 27, 2010.

Gestützt darauf vereinbaren die Parteien was folgt:
Therefore, the Parties agree as follows:

1.	Sacheinlage
Contribution in Kind

Garmin-Cayman, handelnd auf Rechnung der Aktionäre von Garmin-Cayman, verpflichtet sich hiermit, unmittelbar nach Wirksamwerden des Scheme gemäss dessen Bedingungen alle Aktien (common shares) mit einem Nennwert von je USD 0.005 (die "Garmin-Cayman Aktien") mittels Sacheinlage in Garmin-Schweiz einzubringen (die "Sacheinlage"). Garmin-Cayman verpflichtet sich, Garmin-Schweiz als Aktionärin mit Stimmrecht in das Aktienregister einzutragen.
Garmin-Cayman, acting for the account of the shareholders of Garmin-Cayman, hereby agrees immediately upon the Scheme becoming effective in accordance with its terms to contribute  all common shares with a par value of USD 0.005 each (the "Garmin-Cayman Shares'') by way of a contribution in kind (the "Contribution in Kind") to Garmin-Switzerland. Garmin-Cayman agrees to record Garmin-Switzerland in its register of members as the holder with voting rights of such Garmin-Cayman Shares.

2.	Übernahmepreis
Consideration for the Contribution in Kind

Der Übernahmepreis für die Sacheinlage beträgt CHF […]. Dieser Wert basiert auf dem von der NASDAQ am 25. Juni 2010 bekanntgegebenen Schlusskurs der Garmin-Cayman Aktien (common shares) mit einem Nennwert von USD 0.005 je Aktie, sowie auf einen Zuschlag von USD […] bzw. CHF […] je Aktie, umgerechnet in Anwendung des von der Schweizerischen Nationalbank am 25. Juni 2010, um […] Uhr Central Daylight Time (CDT) bzw. […] Uhr Mitteleuropäische Zeit (MEZ), veröffentlichten Umrechnungskurses USD/CHF von 1:[…].
The value of the Contribution in Kind amounts to CHF [...]. Such value has been determined on the basis of the closing price of the Garmin-Cayman Shares with a par value of USD 0.005 each as reported on the NASDAQ on June 25, 2010, plus a premium of USD [...] or CHF [...] per share converted into Swiss francs based on the currency exchange rate USD/CHF of 1:[…] as published by the Swiss National Bank on June 25, 2010 at […] [a.m./p.m.] Central Daylight Time (CDT) respectively […] [a.m./p.m.] Central European Time (CET).

Der Übernahmepreis für die Sacheinlage wird getilgt durch eine Erhöhung des Nennwertes jeder bestehenden Aktie von bisher CHF 0.01 auf neu CHF 10 sowie durch Ausgabe von 200,670,000 neuen, im Wege der Ordentlichen Kapitalerhöhung geschaffenen voll liberierten Namenaktien von Garmin-Schweiz mit einem Nennwert von je CHF 10 ("Garmin-Schweiz Aktien") zum Ausgabepreis von je CHF 10 pro Aktie. Der gesamte Ausgabebetrag für die Nennwerterhöhung jeder Aktie und die neu geschaffenen Aktien beläuft sich auf CHF 2,106,600,000. Die Differenz zwischen dem Übernahmepreis und dem gesamten Ausgabetrag beläuft sich auf CHF […] und wird als Reserven aus Kapitaleinlage gebucht.
As consideration for the Contribution in Kind, the par value of each existing share is increased from CHF 0.01 to CHF 10 and Garmin-Switzerland shall issue 200,670,000 fully paid registered shares of Garmin-Switzerland with a par value of CHF 10 each (the "Garmin-Switzerland Shares") at an issue price of CHF 10 for each share by way of the Ordinary Capital Increase. The entire amount of issue for the increase in the par value of each share and the newly created shares corresponds to CHF 2,106,600,000. The difference between the consideration (value of the Contribution in Kind) and the entire amount of issue corresponds to CHF […] and shall be credited as reserves from capital contribution.

Die ausserordentliche Generalversammlung von Garmin-Schweiz, die am 27. Juni 2010  um [...] Uhr (MEZ), stattgefunden hat, hat den Verwaltungsrat dazu beauftragt, die Ordentliche Kapitalerhöhung durchzuführen. Der Verwaltungsrat von Garmin-Schweiz wird die dazu erforderlichen Handlungen bei Vollzug gemäss Ziffer 6.2 nachstehend durchführen.
Garmin-Switzerland's extraordinary meeting of shareholders, having taken place on June 27, 2010, at [time] [a.m./p.m.] (CET) has mandated the board of directors to carry out the Ordinary Capital Increase. On the Closing, pursuant to section 6.2 below, the board of directors of Garmin-Switzerland will take the actions necessary.

3.	Verfügungsmacht
Authority

Garmin-Schweiz kann unmittelbar nach der Eintragung der Ordentlichen Kapitalerhöhung in das Handelsregister, d.h. am Vollzugsdatum gemäss Ziffer 6.1 nachstehend, über die Garmin-Cayman Aktien frei verfügen.
Garmin-Switzerland acquires the right to freely dispose of the Garmin-Cayman Shares immediately upon the registration of the Ordinary Capital Increase in the commercial register, i.e., on the Closing Date pursuant to section 6.1 below.

4.	Zusicherungen und Gewährleistungen
Representations and Warranties

Garmin-Cayman gibt gegenüber Garmin-Schweiz folgende Zusicherungen und Garantien ab:
Garmin-Cayman hereby represents and warrants to Garmin-Switzerland that:

(a)	Garmin-Cayman ist eine nach dem Recht der Cayman Islands gültig gegründete und fortbestehende Gesellschaft (exempted company);
Garmin-Cayman is an exempted company validly incorporated and existing under the laws of the Cayman Islands;

(b)	Die Garmin-Cayman Aktien sind bei Vollzug frei von Pfandrechten, Optionen oder anderen Rechten Dritter jeglicher Art (insbesondere Bezugsrechten); und
At the Closing the Garmin-Cayman Shares shall be free from all security interests, options or other third party rights of any nature whatsoever (including, without limitation, preemptive rights); and

(c)	Unmittelbar nach Eintragung der Ordentlichen Kapitalerhöhung in das Handelsregister kann Garmin-Schweiz über die Garmin-Cayman Aktien frei verfügen.
Garmin-Switzerland shall have acquired the right to freely dispose of the Garmin-Cayman Shares immediately upon registration of the Ordinary Capital Increase in the commercial register.

5.	Übergang von Nutzen und Gefahr
Passing of Risk and Benefit

Nutzen und Gefahr bezüglich der Garmin-Cayman Aktien, einschliesslich Stimmrechte und Dividendenberechtigung (sowie alle anderen mit den Garmin-Cayman Aktien zusammenhängenden Rechte) gehen unmittelbar mit der Eintragung der Ordentlichen Kapitalerhöhung in das Handelsregister auf Garmin-Schweiz über.
Risk and benefit relating to the Garmin-Cayman Shares, including the voting rights and the entitlement to dividends (as well as any other right associated with the Garmin-Cayman Shares) shall pass to Garmin-Switzerland immediately upon registration of the Ordinary Capital Increase in the commercial register.

6.	Vollzug
Closing

6.1	Vollzugsdatum
Closing Date

Die Sacheinlage der Garmin-Cayman Aktien an Garmin-Schweiz (der "Vollzug") erfolgt vor oder an dem Tag, an welchem die Ordentliche Kapitalerhöhung in das Tagebuch des Handelsregisters des Kantons Schaffhausen eingetragen wird (das "Vollzugsdatum").
The allotment by way of a contribution in kind of the Garmin-Cayman Shares to Garmin-Switzerland (the "Closing")" shall occur on or before the day on which the Ordinary Capital Increase is registered in the daily journal (Tagebuch) of the commercial register of the Canton of Schaffhausen (the "Closing Date").

6.2	Vollzugshandlungen
Closing Actions

Die Parteien nehmen bei Vollzug die folgenden Vollzugshandlungen vor:
At the Closing the Parties shall carry out the following closing actions:

(a)	Garmin-Cayman nimmt alle nach dem Recht der Cayman Islands erforderlichen

Handlungen vor (oder lässt diese vornehmen), und unterzeichnet oder händigt alle nach diesem Recht erforderlichen Dokumente aus (oder veranlasst deren Unterzeichnung und Aushändigung), um die Garmin-Cayman Aktien mittels Sacheinlage in Garmin-Schweiz einzubringen und nach Eintragung der Sacheinlage in das Handelsregister diese als Aktionärin mit vollem Stimmrecht in das Aktienregister einzutragen.

Garmin-Cayman shall take, or cause to be taken, all actions and shall execute and deliver, or cause to be executed and delivered, all documents necessary pursuant to the laws of the Cayman Islands to achieve the legally effective allotment of the Garmin-Cayman Shares by way of a contribution in kind and to enter Garmin-Switzerland, upon registration of the Contribution in Kind with the commercial register, as the holder of the Garmin-Cayman Shares in its register of members with full voting rights.

(b)
Garmin-Cayman, welche auf Rechnung ihrer Aktionäre und im eigenen Namen und auf eigene Rechnung handelt, zeichnet sowohl die Nennwerterhöhung sowie alle neu auszugebenden Garmin-Schweiz Aktien in Übereinstimmung mit Artikel 630 und Artikel 650 des Schweizerischen Obligationenrechts ("OR"). Nach Ausgabe der Garmin-Schweiz Aktien nimmt Garmin-Cayman alle erforderlichen Handlungen vor, oder lässt diese vornehmen, um die Garmin-Schweiz Aktien rechtswirksam an ihre Aktionäre zu übertragen.

Garmin-Cayman, acting on the account of its shareholders and in its own name and on its own account, shall subscribe to the increase in the par value of each share and all Garmin-Switzerland Shares to be newly issued in accordance with article 630 and article 650 of the Swiss Code of Obligations ("CO"). Upon issuance of the Garmin-Switzerland Shares, Garmin-Cayman shall take or cause to be taken all actions necessary to achieve legally effective transfer of all Garmin-Switzerland Shares to its shareholders.

(c)	Garmin-Schweiz, handelnd durch den Verwaltungsrat, nimmt alle nach schweizerischem Gesellschaftsrecht erforderlichen Schritte vor, um die Garmin-Schweiz Aktien rechtswirksam auszugeben, insbesondere.
Garmin-Switzerland, acting through the board of directors, shall take all actions necessary under Swiss corporate law to achieve the legally effective issuance of the Garmin-Switzerland Shares, in particular:

(i)	gibt der Verwaltungsrat den Kapitalerhöhungsbericht gemäss Artikel 652e OR ab;
the board of directors shall adopt the report on the increase in capital in accordance with article 652e CO;

(ii)	veranlasst der Verwaltungsrat die Revisionsstelle der Garmin-Schweiz, die Prüfungsbestätigung gemäss Artikel 652f OR abzugeben;
the board of directors shall cause the statutory auditor of Garmin-Switzerland to release the audit confirmation in accordance with article 652f CO;

(iii)	nimmt der Verwaltungsrat den Zeichnungsschein von Garmin-Cayman entgegen;
the board of directors shall accept the subscription certificate of Garmin-Cayman;

(iv)	beschliesst der Verwaltungsrat die Durchführung der Ordentlichen Kapitalerhöhung und stellt in öffentlicher Urkunde fest, dass die Bedingungen von Artikel 652g OR erfüllt sind; und the board-of directors shall resolve on the implementation of the Ordinary Capital Increase and declare by way of public deed that the conditions set forth in article 652g CO have been satisfied; and

(v)
reicht der Verwaltungsrat eine Handelsregisteranmeldung betreffend die Ordentliche Kapitalerhöhung sowie die übrigen von der ausserordentlichen Generalversammlung, die am 27. Juni 2010 um [...] Uhr (MEZ), stattgefunden hat, genehmigten Änderungen der Statuten von Garmin-Schweiz, einschliesslich (ohne Einschränkung) die Schaffung eines genehmigten und eines bedingten Kapitals, ein, zusammen mit den entsprechenden Belegen.

the board of directors shall apply for registration of the Ordinary Capital Increase as well as the other amendments to the articles of association of Garmin-Switzerland, as approved at the extraordinary meeting of the shareholders, having taken place on June 27, 2010, at [time] [a.m./p.m.] (CET) including (without limitation) the creation of authorized and conditional capital, together with the relevant evidentiary documentation.

7.	Allgemeine Bestimmungen
General Provisions

7.1	Kosten
Costs

Die im Zusammenhang mit dem Abschluss dieses Vertrags und dem Vollzug anfallenden Kosten trägt Garmin-Schweiz.
The costs incurred in connection with the execution of this Agreement and the Closing shall be borne by Garmin-Switzerland.

7.2	Sprache
Language

Falls sich zwischen der deutschen und der englischen Fassung dieses Vertrags Abweichungen ergeben, gilt der deutsche Text.
In the event of deviations between the German and the English version of this Agreement, the German wording shall prevail.

7.3	Anwendbares Recht / Gerichtsstand
Applicable Law / Jurisdiction

Dieser Vertrag untersteht schweizerischem Recht. Ausschliesslicher Gerichtsstand ist Schaffhausen, Schweiz.
This Agreement shall be governed by and construed in accordance with Swiss law. Exclusive place of jurisdiction is Schaffhausen, Switzerland.

Zürich, 27. Juni 2010
Zurich, June 27, 2010

Garmin Ltd., Camana Bay, Cayman Islands

By: Andrew R. Etkind
Title: Vice President, General Counsel and Secretary

Garmin Ltd., Schaffhausen, Switzerland

By: Bernhard Klauser
Title: Member of the Board of Directors

EXHIBIT B

Subscription Form

Zeichnungsschein / Subscription Form

zur Kapitalerhöhung der Garmin Ltd. mit Sitz in Schaffhausen /
to the capital increase of Garmin Ltd. with registered office in Schaffhausen

Unter Bezugnahme auf den heutigen Beschluss der ausserordentlichen Generalversammlung der
With reference to today’s extraordinary general meeting of

Garmin Ltd.
mit Sitz in Schaffhausen / with registered office in Schaffhausen

über die Erhöhung des Aktienkapitals von nominal CHF 100,000 auf nominal CHF 2,106,700,000 (i) durch Erhöhung des Nennwertes jeder bestehenden Aktie von bisher CHF 0.01 auf CHF 10 und (ii) durch Neuausgabe von 200,670,000 Namenaktien mit einem Nennwert von je CHF 10 regarding the increase of the share capital from an aggregated par value of CHF 100,000 to an aggregated par value of CHF 2,106,700,000 (i) by increasing the par value of each existing share from CHF 0.01 to CHF 10 and (ii) by issuing 200,670,000 new registered shares with a par value of CHF 10 each

Garmin Ltd.
P.O Box 10670, Grand Cayman, KY1-1006, Suite 3206B, 45 Market Street
Gardenia Court, Camana Bay, Cayman Islands
(Garmin-Cayman)

zeichnet hiermit (i) die Erhöhung des Nennwertes jeder bestehenden Aktie von bisher CHF 0.01 auf neu CHF 10 im eigenen Namen und auf eigene Rechnung sowie (ii) 200,670,000 Namenaktien zu je CHF 10 zum Ausgabebetrag von je CHF 10 auf Rechnung der eingetragenen Aktionäre von Garmin-Cayman, welche am 25. Juni 2010 bei Handelsschluss des NASDAQ Global Select Market (NASDAQ) sämtliche ausgegebenen Aktien (common shares) von Garmin-Cayman hielten.
herewith subscribes for (i) the increase in the par value of each existing share from CHF 0.01 to CHF 10 in its own name and for its own account as well as (ii) 200,670,000 shares with a par value of CHF 10 each for an issue price of CHF 10 each for the account of the registered holders of common shares of Garmin-Cayman outstanding at the close of trading on the NASDAQ Global Select Market (NASDAQ) on June 25, 2010.

Die Unterzeichnende verpflichtet sich bedingungslos, den Ausgabebetrag von insgesamt CHF 2,106,600,000 durch Sacheinlage von sämtlichen bei Handelsschluss der NASDAQ am 25. Juni 2010 ausgegebenen Aktien (common shares) der Garmin-Cayman von je nominal USD 0.005 im Gesamtwert von CHF [_____] zu liberieren.
The undersigned herewith unconditionally undertakes to make available the total issue price of CHF  2,106,600,000 by way of a contribution in kind of the common shares in Garmin-Cayman issued and outstanding at the close of trading on NASDAQ on June 25, 2010, with a par value of USD 0.005 each in the total value of CHF [_____].

Garmin Ltd., Cayman Islands

Ort, Datum / place, date	represented by Andrew R. Etkind

EXHIBIT C
Scheme of Arrangement

SCHEME OF ARRANGEMENT

IN THE GRAND COURT OF THE CAYMAN ISLANDS
FINANCIAL SERVICES DIVISION

CAUSE NO : [*] OF 2010

IN THE MATTER OF GARMIN LTD.

and

IN THE MATTER OF SECTION 86 OF
THE COMPANIES LAW (2009 REVISION) OF THE CAYMAN ISLANDS

SCHEME OF ARRANGEMENT

between

GARMIN LTD.
("Garmin-Cayman")

and

GARMIN LTD.
("Garmin-Switzerland")

and

THE SCHEME SHAREHOLDERS (as defined herein)

PRELIMINARY

In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the meanings respectively set opposite them:

"Allowed Proceeding"	Any Proceeding by a Scheme Shareholder to enforce its rights under this Scheme where any party fails to perform its obligations under this Scheme.
"Business Day"
Any day other than (1) a day on which banks are required or permitted by law to be closed in New York, USA, the Cayman Islands, or Schaffhausen, Switzerland; or (2) a day on which the NASDAQ is closed for trading.

"Cayman Court"	The Grand Court of the Cayman Islands and any court capable of hearing appeals therefrom.
"Code"	The U.S. Internal Revenue Code of 1986, as amended.
"Companies Law"	The Companies Law (2009 Revision) of the Cayman Islands, and its predecessors, as consolidated and revised from time to time.
"Garmin-Cayman"	Garmin Ltd., an exempted company incorporated in the Cayman Islands with limited liability, the common shares of which are currently listed on the NASDAQ.
"Garmin-Switzerland Shares"	registered shares of Garmin-Switzerland to be issued pursuant to Clause 2.
"Garmin-Switzerland"
Garmin Ltd., a company incorporated under the laws of Switzerland with limited liability with its registered office in the town of Schaffhausen in the Canton of Schaffhausen, Switzerland, and with registered number CH-290.3.016.704-3.

"Latest Practicable Date"	29 March, 2010, being the latest practicable date for the purposes of ascertaining certain information contained herein.
"Parties"	Garmin-Cayman, Garmin-Switzerland and the Scheme Shareholders.
"Proceeding"
Any process, suit, action, legal or other proceeding, including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, restraint, forfeiture, re-entry, seizure, lien, enforcement of judgment, enforcement of any security or enforcement of any letters of credit.

"Prohibited Proceeding"
Any Proceeding against Garmin-Cayman or Garmin-Switzerland or their subsidiaries or property, or any of their directors, officers, employees or agents, in any jurisdiction whatsoever other than an Allowed Proceeding.

"Proxy Statement"	The proxy statement of Garmin-Cayman dated [*], 2010 issued to the Scheme Shareholders in connection with this Scheme by order of the Cayman Court on [6 April], 2010.
"Register"	The register of members of Garmin-Cayman.
"Scheme Meeting"	The class meeting of the Scheme Shareholders convened by the Cayman Court for the purposes of considering, and if seen fit, approving this Scheme.

"Scheme Shareholders"	The registered holders of the Scheme Shares, as recorded on the Register.
"Scheme Shares"	Common shares issued by Garmin-Cayman with a par value US$0.005 per share.
"Scheme"	This scheme of arrangement in its present form or with or subject to any modifications, additions or conditions which the Cayman Court may approve or impose.
"Transaction Time"	The time at which Part I of this Scheme becomes effective in accordance with Clause 5 of this Scheme.
"Transaction"	The transaction to be effected by this Scheme.

(A)
Garmin-Cayman was incorporated as an exempted company on 24 July 2000 in the Cayman Islands under the Companies Law.  The authorised share capital of Garmin-Cayman is US$6,000,000 divided into 1,000,000,000 common shares of par value US$0.005 each and 1,000,000 preferred shares of a par value of US$1.00 each. As at the Latest Practicable Date, 199,128,294 Garmin-Cayman common shares were issued and fully paid, and no preferred shares had been issued.

(B)
Garmin-Cayman proposes to relocate the ultimate parent holding company of the Garmin group from the Cayman Islands to the town of Schaffhausen in the canton of Schaffhausen, Switzerland, by way of this Scheme, such that upon the Transaction Time Garmin-Cayman shall become a wholly owned subsidiary of Garmin Switzerland.

(C)	The Parties intend for the Transaction to qualify as a reorganization under Section 368(a)(1)(F) of the Code.

(D)
Garmin-Switzerland has undertaken to the Cayman Court to be bound by this Scheme and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

SCHEME OF ARRANGEMENT

PART I

SHARE EXCHANGE

1.
At the Transaction Time, all issued and outstanding Scheme Shares shall be transferred to Garmin-Switzerland and such Scheme Shares shall be credited as fully paid and recorded in the Register in the name of Garmin-Switzerland.

2.
In consideration of the transfer of the Scheme Shares pursuant to Clause 1 of this Scheme, prior to the next opening of the NASDAQ after the Transaction Time Garmin-Switzerland will issue to each Scheme Shareholder one registered Garmin-Switzerland Share for each Scheme Share that was transferred pursuant to Clause 1 of this Scheme that such Scheme Shareholder held immediately prior to the Transaction Time.

3.
As from the Transaction Time, the Scheme Shareholders prior to the Transaction Time shall in accordance with this Scheme cease to have any rights with respect to the Scheme Shares, except the right to receive the consideration set out in Clause 2 of this Scheme, provided, however, that nothing in this Scheme shall in any way affect the right (if any) of a shareholder of Garmin-Cayman to receive any dividend declared by Garmin-Cayman prior to the Transaction Time but which has not been paid prior to the Transaction Time.

4.
As from the Transaction Time, each instrument of transfer and certificate existing at the Transaction Time in respect of a holding of any number of Scheme Shares shall cease to be valid for any purpose as an instrument of transfer or a certificate for such Scheme Shares.

PART II

GENERAL

5.
Part I of this Scheme shall become effective at 3:00 am Cayman Islands time on Sunday 27 June 2010 or such earlier or later date and time as the board of Garmin-Cayman (or its duly authorised officer) shall at any time determine (such earlier or later time not to be a time at which the NASDAQ is open for trading), provided that at or by that time all of the following conditions are satisfied or, to the extent permitted law, waived by Garmin-Cayman and Garmin-Switzerland:

(a)	a definitive version of the Proxy Statement has been filed with the United States Securities Exchange Commission;

(b)
this Scheme is approved by the affirmative vote at the Scheme Meeting of a majority in number representing 75% or more in value of the Scheme Shares present and voting in person or by proxy at the Scheme Meeting on the resolution to approve this Scheme;

(c)	the requisite court order sanctioning this Scheme is obtained from the Cayman Court;

(d)	a copy of the order of the Cayman Court referred to at clause 5(c) is lodged with the Cayman Islands Registrar of Companies;

(e)	there is no threatened, pending or effective decree, order, injunction or other legal restraint prohibiting the consummation of the Scheme;

(f)
all consents and governmental authorizations that are necessary, desirable or appropriate in connection with the Transaction are obtained on terms acceptable to Garmin-Cayman (as it should think fit its absolute discretion) and are in full force and effect;

(g)
Garmin-Cayman shall have received an opinion from KPMG LLP, in form and substance reasonably satisfactory to it, confirming the matters discussed under  the caption "Material Tax Considerations—U.S. Federal Income Tax Considerations;" in the proxy statement of Garmin-Cayman distributed to the Scheme Shareholders in connection with the Scheme Meeting.

(h)
Garmin-Cayman shall have received an opinion from KPMG AG, in form and substance reasonably satisfactory to it, confirming the matters discussed under  the caption "Material Tax Considerations—Swiss Tax Considerations;" in the proxy statement of Garmin-Cayman distributed to the Scheme Shareholders in connection with the Scheme Meeting.

(i)	the Garmin-Switzerland shares to be issued pursuant to the Scheme are authorized for listing on the NASDAQ, subject to official notice of issuance.

(j)
Garmin Cayman receives in escrow an opinion from Maples and Calder, in form and substance reasonably satisfactory to it, regarding the matters discussed in Securities Exchange Commission Division of Corporation Finance Legal Bulletin No. 3A (CF) dated June 18, 2008.

(k)
Garmin-Switzerland and Garmin-Cayman execute a Transaction Agreement pursuant to which, among other things, Garmin Switzerland agrees to adopt Garmin-Cayman's Equity Compensation and Benefit Plans (as defined in the Transaction Agreement).

6.
All mandates or other instructions to Garmin-Cayman in force at the Transaction Time relating to any of the Scheme Shares (including, without limitation, elections for the payment of dividends by way of scrip (if any)) shall, mutatis mutandis immediately after the Transaction Time, be deemed to be valid as effective mandates or instructions in respect of the Garmin-Switzerland Shares received in consideration of the transfer of such Scheme Shares.

7.
Subject to any applicable U.S. securities laws, this Scheme may be amended, modified or supplemented at any time before or after its approval by the shareholders of Garmin-Cayman at the Scheme Meetings. At the Cayman Court hearing to sanction this Scheme, the Cayman Court may impose such conditions, modifications and amendments as it deems appropriate in relation to this Scheme but will not impose any material changes without the joint consent of Garmin-Cayman and Garmin-Switzerland. Garmin-Cayman may, subject to any applicable U.S. securities laws, consent to any condition, modification or amendment of this Scheme on behalf of the Scheme Shareholders which Garmin-Cayman may think fit to approve or impose. After its approval, no amendment, modification or supplement may be made or effected that legally requires further approval by shareholders or any class of shareholders of Garmin-Cayman without obtaining that approval.

8.
Garmin-Cayman may terminate or abandon this Scheme at any time prior to the Transaction Time without obtaining the approval of the Scheme Shareholders, even though this Scheme may have been approved at the Scheme Meetings and sanctioned by the Cayman Court and all other conditions may have been satisfied.

9.
None of the Scheme Shareholders shall commence a Prohibited Proceeding in respect of or arising from this Scheme after the Transaction Time. A Scheme Shareholder may commence an Allowed Proceeding against Garmin-Cayman or Garmin-Switzerland after the Transaction Time provided that it has first given Garmin-Cayman and Garmin-Switzerland five clear Business Days’ prior notice in writing of its intention to do so.

10.
Any notice or other written communication to be given under or in relation to this Scheme (other than pursuant to Clause 15)  shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by post to:

(a)
in the case of Garmin-Cayman, Garmin Ltd., P.O. Box 10670, Grand Cayman KY1-1006, Suite 3206B, 45 Market Street, Gardenia Court, Camana Bay, Cayman Islands, marked for the attention of the Company Secretary;

(b)	in the case of Garmin-Switzerland: Garmin Ltd., c/o Klauser & Partner AG, Pestalozzistrasse 2, 8200 Schaffhausen, Switzerland;

(c)	in the case of any Scheme Shareholder, his, her or its address as it appeared on the Register immediately prior to the Transaction Time; and

(d)
in the case of any other person, any address set forth for that person in any agreement entered into in connection with this Scheme or the last known address according to the records of Garmin-Cayman, or by fax or email to its last known fax number or email address according to the records of Garmin-Cayman.

11.	In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the post.

12.
Without limiting the manner in which notice or other written communication may be given or deemed given pursuant to any other clause of this Scheme, any notice or other written communication to be given under this Scheme shall be deemed to have been served as provided in Articles 142 to 145 of Garmin-Cayman’s Articles of Association.

13.
The accidental omission to send any notice, written communication or other document in accordance with Clauses 10 or 11 or the non-receipt of any such notice by a Scheme Shareholder, shall not affect the provisions of this Scheme.

14.
Garmin-Cayman shall not be responsible for any loss or delay in the transmission of any notices, or other documents posted by or to a Scheme Shareholder, which shall be posted at the risk of such Scheme Shareholder.

15.
Garmin-Switzerland shall give notification of this Scheme having become effective.  Garmin-Cayman shall give notification if it decides to terminate or abandon the Scheme pursuant to Clause 8.  This notification, and any other notice or other written communication that is required to be given to all or substantially all of the Scheme Shareholders, may (but is not required to) be made by issuing a press release.

16.
The operative terms of this Scheme shall be governed by, and construed in accordance with, the laws of the Cayman Islands and the Scheme Shareholders hereby agree that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any Proceeding and to settle any dispute which arises out of or connected with the terms of this Scheme or their implementation or out of any action taken or omitted to be taken under this Scheme or in connection with the administration of this Scheme and for such purposes, the Parties irrevocably submit to the jurisdiction of the courts of the Cayman Islands.

17.
If any provision (or any part of any provision) of this Scheme is found by the Cayman Court to be illegal or unenforceable, it shall be severed from this Scheme and the remaining provisions of this Scheme shall continue in force.

18.
Notwithstanding any other clause of this Scheme, unless Part I of this Scheme has become effective on or before December 31, 2010 (or such later date, if any, as the Cayman Court may allow), this Scheme shall lapse and be of no further effect.

Dated [*], 2010

EXHIBIT D

Letter Signed by Garmin Switzerland

Confirming that It Agrees to be Bound by Scheme of Arrangement

IN THE MATTER OF GARMIN LTD.

LETTER OF INSTRUCTION TO          AND UNDERTAKING TO BE BOUND BY SCHEME (to be submitted by Garmin Ltd., a Swiss corporation)

(letterhead of Garmin Ltd.)

[Name]
[Address]

Attn:

Dear Sirs,

Re: Scheme of Arrangement between Garmin Ltd. and its Scheme Shareholders

        Please accept this letter as your instructions to appear on our behalf before the Grand Court of the Cayman Islands upon the hearing of the petition to sanction a scheme of arrangement between Garmin Ltd. and its Scheme Shareholders. You are instructed to provide to the Court our undertaking to be bound by the terms of the Scheme insofar as it requires us to take any action and issue shares or do any thing in order to give effect to the Scheme.

Yours faithfully,

Garmin Ltd.
a Swiss corporation

[NAME OF SENDER]

EXHIBIT E

Articles of Association

Statuten	Articles of Association

der	of

Garmin Ltd.	Garmin Ltd.
(Garmin AG)	(Garmin AG)

mit Sitz in Schaffhausen	with registered office in Schaffhausen

I.	Firma, Sitz und Zweck		25

I.	Company Name, Registered Office and Objects		25

	Art. 1	Firma und Sitz	25
	Art. 1	Company Name and Registered Office	25
	Art. 2	Zweck	25
	Art. 2	Objects	25

II.	Aktienkapital und Aktien		25

II.	Share Capital and Shares		25

	Art. 3	Aktienkapital	25
	Art. 3	Share Capital	25
	Art. 3 a)	Sacheinlage	26
	Art. 3 a)	Contribution in Kind	26
	Art. 4	Anerkennung der Statuten	26
	Art. 4	Recognition of Articles of Association	26
	Art. 5	Genehmigtes Aktienkapital	26
	Art. 5	Authorized Share Capital	26
	Art. 6	Bedingtes Aktienkapital	27
	Art. 6	Conditional Share Capital	27
	Art. 7	Aktienzertifikate	27
	Art. 7	Share Certificates	27
	Art. 8	Aktienbuch, Eintragungsbeschränkungen, Nominees	28
	Art. 8	Share Register, Restrictions on Registration, Nominees	28
	Art. 9	Übertragung	29
	Art. 9	Transfer	29
	Art. 10	Umwandlung und Zerlegung von Aktien	30
	Art. 10	Conversion and Splitting of Shares	30
	Art. 11	Bezugsrechte	30
	Art. 11	Subscription Rights	30

III.	Organisation		30

III.	Organization		30

	Art. 12	Befugnisse	30
	Art. 12	Authority	30
	Art. 13	Recht zur Einberufung	31
	Art. 13	Right to call a General Meeting	31
	Art. 14	Form der Einberufung	31
	Art. 14	Form of the calling of a General Meeting	31
	Art. 15	Universalversammlung	32
	Art. 15	Universal Meeting	32
	Art. 16	Vorsitz und Protokoll	32
	Art. 16	Chairperson and Minutes	32
	Art. 17	Stimmrecht und Vertretung	33
	Art. 17	Voting Rights and Representation	33
	Art. 18	Teilnahme der Mitglieder des Verwaltungsrates	33
	Art. 18	Participation of the Members of the Board of Directors	33
	Art. 19	Beschlussfassung und Wahlen	33
	Art. 19	Resolutions and Voting	33
	Art. 20	Besonderes Stimmen Quorum	33
	Art. 20	Special Vote	33
	Art. 21	Auskunfts- und Einsichtsrecht der Aktionäre	36
	Art. 21	Information and Inspection Rights of the Shareholders	36

Art. 22	Recht auf Einleitung einer Sonderprüfung	36
Art. 22	Right to Initiate a Special Audit	36
Art. 23	Präsenzquorum	36
Art. 23	Presence Quorum	36
Art. 24	Zusammensetzung	36
Art. 24	Composition	36
Art. 25	Amtsdauer	37
Art. 25	Term of Office	37
Art. 26	Konstituierung	38
Art. 26	Constitution	38
Art. 27	Aufgaben	38
Art. 27	Duties	38
Art. 28	Entschädigung	39
Art. 28	Compensation	39
Art. 29	Einberufung und Beschlussfassung	41
Art. 29	Calling of Meetings and Quorum	41
Art. 30	Delegation und Ausschüsse	42
Art. 30	Delegation and Committees	42
Art. 31	Protokoll	42
Art. 31	Minutes	42
Art. 32	Recht auf Auskunft und Einsicht	42
Art. 32	Right to Information and Inspection	42
Art. 33	Zeichnungsberechtigung	43
Art. 33	Signature Power	43
Art. 34	Revision	43
Art. 34	Audit	43
Art. 35	Organisation der Revisionsstelle	43
Art. 35	Organisation of the Auditor	43
Art. 36	Jahresrechnung	44
Art. 36	Annual Financial Accounts	44
Art. 37	Verwendung des Jahresgewinnes	44
Art. 37	Application of the Annual Profit	44
Art. 38	Auflösung und Liquidation	45
Art. 38	Winding-up and Liquidation	45
Art. 39	Mitteilungen und Bekanntmachungen	45
Art. 39	Communications and Notifications	45
Art. 40	Verbindlicher Originaltext	46
Art. 40	Original Language	46
Art. 41	Definitionen	46
Art. 41	Definitions	46

I. Firma, Sitz und Zweck	I. Company Name, Registered Office and Objects

Art. 1 Firma und Sitz	Art. 1 Company Name and Registered Office

Unter der Firma Garmin Ltd. (Garmin AG) besteht eine Aktiengesellschaft gemäss den vorliegenden Statuten und den Vorschriften des Schweizerischen Obligationenrechtes (OR). Der Sitz der Gesellschaft ist in Schaffhausen.

Under the company name of Garmin Ltd. (Garmin AG) exists a corporation pursuant to the present Articles of Association and the provisions of the Swiss Code of Obligations (CO). The registered office of the Company is in Schaffhausen.

Art. 2 Zweck	Art. 2 Objects

Die Gesellschaft bezweckt den Erwerb, das Halten, die Finanzierung, die Verwaltung und den Verkauf von Beteiligungen an inländischen sowie auch an ausländischen Unternehmen jeglicher Art.	The objects of the Company are the acquisition, holding, financing, management and sale of participations in Swiss and foreign enterprises of all kinds.

Die Gesellschaft kann jede Art von finanzieller Unterstützung für und an Gruppengesellschaften gewähren, einschliesslich der Leistung von Garantien.	The Company may provide any kind of financial assistance, including guarantees, to and for group companies.

Die Gesellschaft kann ferner im In- und Ausland Zweigniederlassungen und Tochtergesellschaften errichten, sich an anderen Unternehmen im In- und Ausland beteiligen sowie solche Unternehmen erwerben und finanzieren. Im Weiteren kann die Gesellschaft im In- und Ausland Grundstücke und gewerbliche Schutzrechte erwerben, belasten, veräussern und verwalten sowie alle Geschäfte tätigen, die geeignet sein können, den Zweck der Gesellschaft zu fördern, oder die direkt oder indirekt damit in Zusammenhang stehen.

The Company may establish branches and subsidiaries in Switzerland and abroad as well as participate in, acquire and finance other enterprises in Switzerland and abroad. The company may acquire, encumber, sell and manage real estate and intellectual property rights in Switzerland and abroad. It may furthermore make all transactions which may be appropriate to promote the purpose of the company or which are directly or indirectly connected therewith.

II. Aktienkapital und Aktien	II. Share Capital and Shares

Art. 3 Aktienkapital	Art. 3 Share Capital

Das Aktienkapital der Gesellschaft („Aktienkapital“) beträgt CHF [__] und ist eingeteilt in [__] Namenaktien („Aktien“) mit einem Nennwert von je CHF [__]. Die Aktien sind vollständig liberiert.	The share capital of the Company (“Share Capital”) amounts to CHF [__] and is divided into [__] registered shares (“Shares”) with a nominal value of CHF [__] each. The Shares are fully paid up.

Art. 3 a) Sacheinlage	Art. 3 a) Contribution in Kind

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 27. Juni 2010 von der Garmin Ltd. mit Sitz in Camana Bay, Cayman Islands („Garmin-Cayman”), gemäss Sacheinlagevertrag vom 27. Juni 2010 („Sacheinlagevertrag”) [__] Aktien (common shares) von Garmin-Cayman. Diese Aktien werden zu einem Übernahmewert von insgesamt CHF [__] übernommen. Als Gegenleistung für die Sacheinlage (i) wird der Nennwert jeder Aktie von bisher CHF 0.01 auf neu [__] erhöht und (ii) gibt die Gesellschaft Garmin-Cayman, handelnd im eigenen Namen und auf Rechnung der Aktionäre der Garmin-Cayman im Zeitpunkt unmittelbar vor Vollzug des Sacheinlagevertrages, insgesamt [__] voll einbezahlte Aktien mit einem Nennwert von je CHF[__] aus. Die Gesellschaft weist den Differenzbetrag von CHF [__] den Reserven aus Kapitaleinlage der Gesellschaft zu.

In connection with the capital increase of June 27, 2010, and in accordance with the contribution in kind agreement dated as of June 27, 2010 (“Contribution in Kind Agreement”), the Company acquires [__] common shares of Garmin Ltd., with registered office in Camana Bay, Cayman Islands (“Garmin-Cayman”) from Garmin-Cayman. The shares of Garmin-Cayman have a total value of CHF [__]. As consideration for this contribution, (i) the nominal value of each Share is increased from CHF 0.01 to CHF [__] and (ii) the Company issues to Garmin Cayman, acting in its own name and for the account of the holders of common shares of Garmin-Cayman outstanding immediately prior to the completion of the Contribution in Kind Agreement, a total of [__] fully paid up Shares with a par value of CHF [__] each. The difference of CHF [__] is allocated to the reserves from capital contribution of the Company.

Art. 4 Anerkennung der Statuten	Art. 4 Recognition of Articles of Association

Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.	Any exercise of shareholders’ rights automatically comprises recognition of the version of these Articles of Association in force at the time.

Art. 5 Genehmigtes Aktienkapital	Art. 5 Authorized Share Capital

Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis spätestens zum 27. Juni 2012, im Maximalbetrag von CHF [__] [50 % des Aktienkapitals] durch Ausgabe von höchstens [__] vollständig zu liberierenden Aktien mit einem Nennwert von je CHF [__] zu erhöhen. Eine Erhöhung des Aktienkapitals (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.

The Board of Directors is authorized to increase the Share Capital no later than June 27, 2012, by a maximum amount of CHF [__] (50 % of the Share Capital) by issuing a maximum of [__] fully paid-up registered Shares with a par value of CHF [__] each. An increase of the Share Capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts, shall be permissible.

Der Verwaltungsrat legt den Zeitpunkt der Ausgabe der neuen Aktien, deren Ausgabepreis, die Art der Liberierung, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt worden sind, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid-up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company

Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen, insbesondere:	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for important reasons, including:
(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(b) for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c) zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an in- oder ausländischen Börsen.

(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign Exchanges.

Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Art. 8 dieser Statuten.	The new Shares shall be subject to the limitations for registration in the share register pursuant to Art. 8 of these Articles of Association.

Art. 6 Bedingtes Aktienkapital	Art. 6 Conditional Share Capital

Das Aktienkapital kann sich durch Ausgabe von höchstens [__] voll zu liberierenden Namenaktien im Nennwert von je CHF [__] um höchstens CHF [__] [50 % des Aktienkapitals] erhöhen durch:
The Share Capital may be increased in an amount not to exceed CHF [__] (50 % of the Share Capital) through the issuance of up to [__] fully paid-up registered Shares with a par value of CHF [__] each through:

die Ausübung von Optionsrechten, die Mitarbeitern und / oder Mitgliedern des Verwaltungsrates der Gesellschaft oder einer Gruppengesellschaft gewährt werden.	the exercise of option rights which are granted to employees and / or members of the board of directors of the Company or group companies.

Das Bezugsrecht der Aktionäre ist ausgeschlossen.	The preferential subscription rights of the shareholders are excluded.

Die Aktien, welche über die Ausübung von Umwandlungsrechten erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Art. 8 dieser Statuten.	The Shares acquired through the exercise of rights shall be subject to the limitations for registration in the share register pursuant to Art. 8 of these Articles of Association.

Art. 7 Aktienzertifikate	Art. 7 Share Certificates

Anstelle von einzelnen Aktien können Aktienzertifikate über mehrere Aktien ausgestellt werden. Aktien und Zertifikate sind durch ein Mitglied des Verwaltungsrates zu unterzeichnen.	In lieu of single shares, the Company may issue share certificates covering several shares. Shares and certificates shall be signed by a member of the Board of Directors.

Ein Aktionär hat nur dann Anspruch auf die Ausgabe eines Aktienzertifikates, wenn der Verwaltungsrat die Ausgabe von Aktienzertifikaten beschliesst. Aktienzertifikate werden in der vom Verwaltungsrat festgelegten Form ausgegeben. Ein Aktionär kann jederzeit eine Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen.

A shareholder shall be entitled to a share certificate only if the Board of Directors resolves that share certificates shall be issued. Share certificates, if any, shall be in such form as the Board of Directors may determine. A shareholder may at any time request an attestation of the number of registered Shares held by it.

Die Gesellschaft kann jederzeit auf die Ausgabe und Aushändigung von Zertifikaten verzichten und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.
The Company may dispense with the obligation to issue and deliver certificates, and may, with the consent of the shareholder, cancel without replacement issued certificates delivered to the Company.

Der Verwaltungsrat kann beschliessen, den Aktionären anstelle von Wertpapieren einfache Beweisurkunden über ihre Beteiligung auszustellen.	The Board of Directors may decide to issue to the shareholders, in lieu of securities, simple documentary evidence for their participation.

Die Gesellschaft kann ihre Aktien als Wertrechte gemäss Schweizerischem Obligationenrecht und Bucheffekten gemäss Bucheffektengesetz ausgeben.
The Company may issue its Shares as uncertificated securities within the meaning of the Swiss Code of Obligations and as intermediated securities within the meaning of the Intermediated Securities Act.

Art. 8 Aktienbuch, Eintragungsbeschränkungen, Nominees	Art. 8 Share Register, Restrictions on Registration, Nominees

Die Gesellschaft selbst oder ein von ihr beauftragter Dritter führt ein Aktienbuch („Aktienbuch“). Darin werden die Eigentümer und Nutzniesser der Namenaktien sowie Nominees mit Namen und Vornamen, Adresse und Staatsangehörigkeit (bei Rechtseinheiten mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Zivilrechtliche Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle schriftlichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Zivilrechtlichen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

The Company shall maintain, itself or through a third party, a share register (“Share Register”) that lists the surname, first name, address and citizenship (or the name and registered office for legal entities) of the owners and usufructuaries of the registered Shares as well as the nominees. A Person recorded in the Share Register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the Share Register.

Ein Erwerber von Namenaktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber auf Aufforderung durch die Gesellschaft ausdrücklich erklärt, die Namenaktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Namenaktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Der Verwaltungsrat kann Kriterien für die Billigung solcher Nominees als Aktionäre mit Stimmrecht festlegen. Die an den Namenaktien wirtschaftlich Berechtigten, welche die Namenaktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.

An acquirer of registered Shares shall be recorded upon request in the Share Register as a shareholder with voting rights; provided, however, that any such acquirer upon request of the Company expressly declares to have acquired the registered Shares in its own name and for its own account. The Board of Directors may record nominees who hold registered Shares in their own name, but for the account of third parties, as shareholders with voting rights in the Share Register of the Company. The Board of Directors may set forth the relevant requirements for the acceptance of nominees as shareholders with voting rights. Beneficial owners of registered Shares who hold registered Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

Sollte der Verwaltungsrat die Eintragung eines Aktionärs als Aktionär mit Stimmrecht ablehnen, muss dem Aktionär diese Ablehnung innerhalb von 20 Tagen nach Erhalt des Eintragungsgesuches mitgeteilt werden. Aktionäre, die nicht als Aktionäre mit Stimmrecht anerkannt wurden, sind als Aktionäre ohne Stimmrecht im Aktienbuch einzutragen.

If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Nonrecognized shareholders shall be entered in the Share Register as shareholders without voting rights.

Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the Share Register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

Sofern die Gesellschaft an einer Börse im Ausland kotiert ist, ist es der Gesellschaft mit Bezug auf den Regelungsgegenstand dieses Art. 8 und soweit gesetzlich zulässig gestattet, die in der jeweiligen Rechtsordnung geltenden Vorschriften und Normierungen anzuwenden.

In case the Company is listed on any foreign Exchange, the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this Art. 8 to the extent permitted by Swiss law.

Zehn Tage vor einer Generalversammlung bis zu dem auf die Generalversammlung folgenden Tag nimmt die Gesellschaft keine Eintragungen in das Aktienbuch vor.	From ten days prior to a general meeting of the shareholders until the day following the general meeting of the shareholders, the Company shall not undertake any registration in the Share Register.

Art. 9 Übertragung	Art. 9 Transfer

Die Übertragung von Namenaktien und aller damit verbundenen Rechte zu Eigentum oder zur Nutzniessung erfolgt durch Indossament (Unterschrift) auf dem Aktientitel oder Zertifikat und Besitzesübertragung. Falls keine Aktientitel oder Zertifikate bestehen, erfolgt die Übertragung der Aktien zu Eigentum oder zur Nutzniessung durch eine schriftliche Abtretungserklärung.

The transfer of ownership or the granting of a usufruct in registered Shares and in all the rights connected therewith shall be made by endorsement (signature) of the share title or certificate and by transfer of possession. If neither share titles nor certificates have been issued, such transfer shall be made by written declaration of assignment.

Die Verfügung über die als Bucheffekten ausgegebenen Aktien erfolgt gemäss Bucheffektengesetz.	The transfer of Shares issued as intermediated securities, including the granting of security interests, shall be made according to the Intermediated Securities Act.

Im Rahmen des gesetzlich zulässigen und unter Vorbehalt der übrigen Bestimmungen dieses Art. 9 darf die Übertragung von unzertifizierten Aktien, die im Namen eines Aktionärs durch einen Transfer Agenten, Trust oder einer ähnlichen Einrichtung (der „Transfer Agent“) verwaltet werden, nur in Co-Operation mit diesem Transfer Agenten erfolgen.

Subject to the provisions contained in this Art. 9 and to the extent permitted by applicable law if uncertificated securities are administered on behalf of a shareholder by a transfer agent, trust company or similar entity (“Transfer Agent”), such securities and the rights deriving from them may be transferred only with the cooperation of the Transfer Agent.

Art. 10 Umwandlung und Zerlegung von Aktien	Art. 10 Conversion and Splitting of Shares

Durch Änderung der Statuten kann die Generalversammlung jederzeit Namenaktien in Inhaberaktien umwandeln und umgekehrt.	The general meeting of the shareholders may at any time convert registered shares into bearer shares and vice versa by amending the Articles of Association.

Sie ist ferner befugt, Aktien in solche von kleinerem Nennwert zu zerlegen oder mit Zustimmung des Aktionärs zu solchen von grösserem Nennwert zusammenzulegen.	Furthermore, it is authorized to split shares into shares with lower nominal value or with the approval of the shareholder to consolidate shares into shares with higher nominal value.

Art. 11 Bezugsrechte	Art. 11 Subscription Rights

Im Falle der Erhöhung des Aktienkapitals durch Ausgabe neuer Aktien haben die bisherigen Aktionäre ein Bezugsrecht im Verhältnis ihrer bisherigen Beteiligung, sofern die Generalversammlung dieses Recht nicht aus wichtigen Gründen einschränkt oder ausschliesst. Wichtige Gründe sind insbesondere die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen sowie die Beteiligung der Arbeitnehmer.

In the event of an increase of the Share Capital by issuing new shares, each existing shareholder has subscription rights in proportion to his/her existing shareholding, to the extent the general meeting of the shareholders does not restrict or exclude this right for important reasons. Important reasons are, in particular, the takeover of companies, of company parts, or of participations, as well as the participation of employees.

Die Generalversammlung setzt die Emissionsbedingungen fest, sofern sie nicht durch Beschluss den Verwaltungsrat dazu ermächtigt. Der Verwaltungsrat setzt die Einzahlungsbedingungen fest und gibt die Emissions- und Einzahlungsbedingungen den bezugsberechtigten Aktionären bekannt.

The general meeting of the shareholders shall determine the terms of the share issue to the extent it has not, by resolution, authorized the Board of Directors to do so. The Board of Directors shall determine the payment terms and communicate the issue and payment terms to the shareholders entitled to subscription rights.

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting

Art. 12 Befugnisse	Art. 12 Authority

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:	The general meeting of the shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten; vorbehalten bleibt Art. 27;	1. adoption and amendment of the Articles of Association; Art. 27 remains reserved;
2. Festsetzung der Zahl der Mitglieder des Verwaltungsrates sowie Wahl und Abberufung derselben;	2. determination of the number of members of the Board of Directors as well as their appointment and removal;
3. Wahl und Abberufung der Revisionsstelle;	3. appointment and removal of the Auditors;
4. Genehmigung des Jahresberichtes des Verwaltungsrates;	4. approval of the annual report of the Board of Directors;
5. Genehmigung der Jahresrechnung und einer allfälligen Konzernrechnung;	5. approval of the annual financial accounts and (if applicable) the group accounts;
6. Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere Festsetzung der Dividende sowie der Tantième des Verwaltungsrates;	6. resolution on the application of the balance sheet profit, in particular, determination of dividend and the profit share of the Board of Directors;

7. Entlastung der Mitglieder des Verwaltungsrates und der übrigen mit der Geschäftsführung betrauten Zivilrechtlichen Personen;	7. discharge of the members of the Board of Directors and the Persons entrusted with the management;
8. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind;	8. resolution on matters which are reserved to the general meeting of the shareholders either by law or the Articles of Association;
9.    Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten), (i) soweit sich die Zuständigkeit der Generalversammlung nicht bereits aus Art. 12 Ziff. 1. bis 8 ergibt und (ii) soweit nicht zwingend ein anderes Organ der Gesellschaft zuständig ist.

9.    the approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association), if and to the extent that such approval (i) is not covered by the powers of the general meeting pursuant to Art. 12 (1) to (8) and (ii) that it is not an inalienable power of another corporate body of the Company.

Art. 13 Recht zur Einberufung	Art. 13 Right to call a General Meeting

Die Generalversammlung wird vom Verwaltungsrat, nötigenfalls von der Revisionsstelle, einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu. Sie findet am Gesellschaftssitz oder an einem anderen Ort im In- oder Ausland statt.

The general meeting of the shareholders shall be called by the Board of Directors or, if necessary, by the Auditors. Liquidators and representatives of bond creditors are also entitled to call the general meeting of the shareholders. It shall be held at the Company's registered office or at another place in Switzerland or abroad.

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt, ausserordentliche Versammlungen werden nach Bedürfnis abgehalten.
The ordinary general meeting of the shareholders shall take place annually within six months after the end of the business year, extraordinary general meetings of the shareholders shall be held as necessary.

Art. 14 Form der Einberufung	Art. 14 Form of the calling of a General Meeting

Die Generalversammlung wird durch einmalige Anzeige in der in Art. 39 für Mitteilungen an die Aktionäre vorgeschriebenen Art und Weise einberufen. Diese Anzeige muss mindestens 20 Tage vor der Generalversammlung ergehen.

The general meeting of the shareholders shall be convened by a single notice as provided for in Art. 39 regarding the manner of communications to shareholders. Such notice must be given at least 20 days prior to the general meeting of the shareholders.

Tag, Zeit und Ort der Generalversammlung, die Verhandlungsgegenstände (Traktandenliste) sowie die Anträge des Verwaltungsrates und der Aktionäre, welche die Durchführung der Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, sind bei der Einberufung bekannt zu geben.

The calling shall state the date, time and place of the general meeting of the shareholders as well as the agenda and motions of the Board of Directors and of the shareholders who have requested the holding of a general meeting of the shareholders or the inclusion of an item on the agenda.

Die Aktionäre sind bei der ordentlichen Generalversammlung darüber zu orientieren, dass der Geschäftsbericht (Jahresbericht des Verwaltungsrates und Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhang) und der Revisionsbericht mindestens 20 Tage vor dem Versammlungstag zur Einsicht der Aktionäre am Sitz der Gesellschaft aufliegen, sowie dass jeder Aktionär verlangen kann, dass ihm unverzüglich eine Ausfertigung dieser Unterlagen zugestellt wird.

As far as the ordinary general meeting is concerned, the shareholders have to be notified, that the annual business report (the management report of the Board of Directors and the annual financial accounts, comprising the profit and loss statement, the balance sheet and notes) and the audit report are open to inspection by the shareholders at the registered office at least 20 days prior to the date of the general meeting of the shareholders and that any shareholder may request that a copy of these documents be immediately sent to him/her.

Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können Beschlüsse nicht gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderprüfung oder auf Wahl einer Revisionsstelle infolge eines Begehrens eines Aktionärs nach Art. 727a Abs. 4 OR.

No resolutions may be passed on agenda items which have not been announced in this manner, except on motions for the calling of an extraordinary general meeting of the shareholders, for the conduct of a special audit or the appointment of auditors at the request of a shareholder pursuant to Art. 727a paragraph 4 CO.

Art. 15 Universalversammlung	Art. 15 Universal Meeting

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.
The holders of all Shares or their representatives may, if no objection is raised, hold a general meeting of the shareholders without observing the formalities required for the calling of a general meeting of the shareholders.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind.
Provided the holders of all shares or their representatives are present, all items within the powers of a general meeting of the shareholders may validly be discussed and resolved at such a meeting.

Art. 16 Vorsitz und Protokoll	Art. 16 Chairperson and Minutes

Die Generalversammlung wird durch den Präsidenten bzw. Vizepräsidenten des Verwaltungsrates oder einen von der Generalversammlung ad hoc gewählten Tagespräsidenten geleitet.
The general meeting of the shareholders shall be chaired by the Chairman, respectively the vice-chairman of the Board of Directors or a chairman-for-the-day appointed by the general meeting of the shareholders.

Der Vorsitzende ernennt den Protokollführer und den oder die Stimmenzähler. Der Protokollführer und der oder die Stimmenzähler müssen nicht Aktionäre sein. Der Vorsitzende kann zugleich auch Protokollführer und Stimmenzähler sein.

The chairperson shall appoint the keeper of the minutes and the scrutineer(s). The keeper of the minutes and the scrutineer(s) need not be shareholders. The chairperson may also be the keeper of the minutes and the scrutineer.

Über die Beschlüsse und Wahlen der Generalversammlung ist ein Protokoll zu führen, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist. Es hält die Angaben gemäss Art. 702 Abs. 2 OR fest.

Minutes shall be kept of the resolutions and votes of the general meeting of the shareholders that shall be signed by the chairperson and the keeper of the minutes. They shall contain the information required by Art. 702 paragraph 2 CO.

Die Aktionäre sind berechtigt, das Protokoll einzusehen.	Shareholders may inspect the minutes.

Art. 17 Stimmrecht und Vertretung	Art. 17 Voting Rights and Representation

Jede Aktie berechtigt zu einer Stimme.	Each share carries one vote.

Sofern die Statuten es vorsehen, ist jeder an einem bestimmten, durch den Verwaltungsrat vorgegebenen Stichtag, im Aktienbuch eingetragene Aktionär berechtigt, an der Generalversammlung teilzunehmen und an der Beschlussfassung mitzuwirken.

If provided in these Articles of Association, each shareholder recorded in the Share Register on a specific qualifying day which may be designated by the Board of Directors shall be entitled to participate at the general meeting of the shareholders and in any vote taken.

Jeder Aktionär kann sich in der Generalversammlung durch einen anderen Aktionär oder einen Dritten vertreten lassen. Vertreter haben sich durch eine schriftliche Vollmacht auszuweisen.	Each shareholder may arrange representation through another shareholder or third party. The representative must produce a written power of attorney.

Die Gesellschaft anerkennt nur einen Vertreter für jede Aktie.	The Company shall acknowledge only one representative for each share.

Der Verwaltungsrat kann die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften regeln.	The Board of Directors may issue the particulars of the right to representation and participation at the general meeting of the shareholders in procedural rules.

Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär oder  Nutzniesser der Aktien  jeweils nur in dem Umfang ausgeübt werden, wie diese Person mit Stimmrecht im Aktienbuch eingetragen ist.

Voting rights and rights derived from them may be exercised in relation to the Company by a shareholder or usufructuary of Shares only to the extent that such Person is recorded in the Share Register with the right to exercise his voting rights.

Art. 18 Teilnahme der Mitglieder des Verwaltungsrates	Art. 18 Participation of the Members of the Board of Directors

Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen. Sie können Anträge stellen.	The members of the Board of Directors may take part in the general meeting of the shareholders. They may submit motions.

Art. 19 Beschlussfassung und Wahlen	Art. 19 Resolutions and Voting

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der Mehrheit der abgegebenen Aktienstimmen, unter Ausschluss der leeren, ungültigen und nicht ausübbaren Stimmen, soweit Gesetz oder Statuten nichts anderes bestimmen. Bei Stimmengleichheit gilt ein Beschluss als nicht zustande gekommen; bei Wahlen entscheidet das Los.

The general meeting of the shareholders shall pass its resolutions and votes with a majority of the share votes cast, excluding unmarked, invalid and non-exercisable votes, to the extent not otherwise stated by the law or the Articles of Association. Where the votes are tied, a resolution shall be deemed not to be passed; in the case of a vote, the decision shall be by lot.

Art. 20 Besonderes Stimmen Quorum	Art. 20 Special Vote

Folgende Beschlüsse müssen von Gesetzes wegen mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigen:	The following resolutions require by law two thirds of the votes represented and the absolute majority of the nominal value of the Shares represented in favor:

1. Änderung des Gesellschaftszweckes;	1. amendment of the Company objects;
2. Einführung von Stimmrechtsaktien;	2. creation of Shares with privileged voting rights;
3. Beschränkung der Übertragbarkeit von Namenaktien;	3. restriction on the transferability of registered Shares;
4. Genehmigte oder bedingte Kapitalerhöhung;	4. approved or conditional capital increase;
5. Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	5. capital increase out of equity, by way of contributions in kind or for the purpose of acquisition of assets and the granting of special benefits;
6. Einschränkung oder Aufhebung des Bezugsrechtes;	6. restriction or withdrawal of subscription rights;
7. Verlegung des Sitzes der Gesellschaft;	7. relocation of the registered office of the Company;
8. Auflösung der Gesellschaft;	8. winding-up of the Company;
9. Fusionsbeschluss gemäss Art. 18 des Fusionsgesetzes (FusG), Spaltungsbeschluss gemäss Art. 43 FusG und Umwandlungsbeschluss gemäss Art. 64 FusG.	9. merger resolution pursuant to Art. 18 of the Merger Act (FusG), demerger resolution pursuant to Art. 43 FusG and transformation resolution pursuant to Art. 64 FusG.

Im Rahmen des gesetzlich Zulässigen und unter Vorbehalt anderslautender Vorschriften in diesem Art. 20 ist für folgende Gegenstände ein Beschluss der Generalversammlung erforderlich, der mindestens 75 % der an der Generalversammlung vertretenen Aktien auf sich vereinigt:

Subject to the provisions of the applicable law and except as otherwise expressly provided in this Art. 20, the approval of at least 75 % of the Shares represented at a general meeting of the shareholders shall be required for:

1.    Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten) gemäss Art. 12 (9) dieser Statuten. Dieses besondere Zustimmungserfordernis ist nicht erforderlich für Zusammenschlüsse, welche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates (die Definition der Unparteiischen Mitglieder des Verwaltungsrates findet sich in Art. 41 der Statuten) genehmigt wurden. Für solche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates genehmigte Zusammenschlüsse genügen die im Gesetz oder in den Statuten vorgesehenen Mehrheiten, je nach dem welche strenger sind. Für den Zweck dieser Bestimmung ist die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates berechtigt und verpflichtet, gestützt auf die ihnen nach angemessenem Aufwand zur Verfügung stehenden Informationen zu bestimmen, (i) ob eine Person ein Nahestehender Aktionär ist; (ii) die Anzahl Aktien, die eine Person oder eine Gesellschaft direkt oder indirekt hält; (iii) ob eine Gesellschaft eine Nahestehende Gesellschaft einer anderen ist; und ob (iv) die Aktiven, welche Gegenstand eines solchen Zusammenschlusses sind oder die von der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem solchen Zusammenschluss ausgegebenen oder übertragenden Effekten einen aggregierten Marktwert von mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor dem Zusammenschluss haben. Die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates hat zudem das Recht, sämtliche Bestimmungen und Begriffe dieses Art. 20 auszulegen.

1.    The approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association) pursuant to Art. 12 (9) of these Articles of Association. The foregoing requiring a special resolution of the shareholders shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote as is required by the law or by these Articles of Association, whichever is greater, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined in Art. 41 of these Articles of Association) whereby it is understood that such majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder; (ii) the number of Shares of which any person is the beneficial owner; (iii) whether a Person is an Affiliate of another; and (iv) whether the assets which are the subject of any Business Combination have, or any securities to be issued or transferred by the Company or any Subsidiary in any Business Combination have, an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Art. 20.

2. Jede Änderung dieser Bestimmung.	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Ein Beschluss der Generalversammlung der mindestens zwei Drittel der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	The approval of at least two thirds of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Abwahl eines amtierenden Mitglieds des Verwaltungsrates	1. A resolution with respect to the removal of a serving member of the Board of Directors.
2. Jede Änderung dieser Bestimmung	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Ein Beschluss der Generalversammlung der mindestens 75 % der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	The approval of at least 75 % of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Reduktion oder Erhöhung der Anzahl Verwaltungsräte in Art. 24 dieser Statuten.	1. The increase or reduction of the number of members of the Board of Directors in Art. 24 of these Articles of Association.
2. Jede Änderung dieser Bestimmung.	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Auf Verlangen eines Aktionärs erfolgt die Wahl der Mitglieder des Verwaltungsrates in geheimer Abstimmung. Die übrigen Wahlen und Beschlussfassungen erfolgen in offener Abstimmung, falls die Generalversammlung nichts anderes beschliesst.

At the request of a shareholder the election of members of the Board of Directors shall take place by secret ballot. All other voting and passing of resolutions shall occur by open ballot unless otherwise resolved by the general meeting of the shareholders.

Ist die Gesellschaft verpflichtet, ihre Jahresrechnung und gegebenenfalls ihre Konzernrechnung durch eine Revisionsstelle prüfen zu lassen, muss der Revisionsbericht vorliegen, bevor die Generalversammlung die Jahresrechnung und die Konzernrechnung genehmigt und über die Verwendung des Bilanzgewinns beschliesst. Wird eine ordentliche Revision durchgeführt, so muss die Revisionsstelle an der Generalversammlung anwesend sein. Die Generalversammlung kann durch einstimmigen Beschluss auf die Anwesenheit der Revisionsstelle verzichten.

Where the Company is required to have its annual financial accounts and, where relevant, its group accounts audited by auditors, the audit report shall be presented to the general meeting of the shareholders prior to approval of the annual financial accounts and group accounts and prior to resolving on the application of the balance sheet profit. Where an ordinary audit is to be conducted, the Auditors shall be present at the general meeting of the shareholders. The general meeting of the shareholders may by way of a unanimous resolution, waive the requirement for the presence of the Auditors.

Art. 21 Auskunfts- und Einsichtsrecht der Aktionäre	Art. 21 Information and Inspection Rights of the Shareholders

Jeder Aktionär ist berechtigt, an der Generalversammlung vom Verwaltungsrat Auskunft über die Angelegenheiten der Gesellschaft und von der Revisionsstelle über Durchführung und Ergebnis ihrer Prüfung zu verlangen.

At the general meeting of the shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the Company and from the Auditors concerning the conduct and the results of their review.

Die Auskunft ist insoweit zu erteilen, als sie für die Ausübung der Aktionärsrechte erforderlich ist. Sie kann verweigert werden, wenn durch sie Geschäftsgeheimnisse oder andere schutzwürdige Interessen der Gesellschaft gefährdet werden.

The information shall be given to the extent necessary for the exercising of shareholders' rights. It may be denied if business secrets or other interests of the Company worth being protected are jeopardized.

Die Geschäftsbücher und Korrespondenzen können nur mit ausdrücklicher Ermächtigung der Generalversammlung oder durch Beschluss des Verwaltungsrates und unter Wahrung des Geschäftsgeheimnisses eingesehen werden.

Company books and correspondence may only be inspected with the express authorization of the general meeting of the shareholders or by resolution of the Board of Directors and under the condition that business secrets are safeguarded.

Art. 22 Recht auf Einleitung einer Sonderprüfung	Art. 22 Right to Initiate a Special Audit

Jeder Aktionär kann der Generalversammlung beantragen, bestimmte Sachverhalte durch eine Sonderprüfung abklären zu lassen, sofern dies zur Ausübung der Aktionärsrechte erforderlich ist und er das Recht auf Auskunft oder das Recht auf Einsicht bereits ausgeübt hat.

Any shareholder may, at the general meeting of the shareholders, request that certain matters be subject to a special audit to the extent this is necessary for the exercising of shareholders' rights and he/she has previously exercised the right to information or the right to inspection.

Art. 23 Präsenzquorum	Art. 23 Presence Quorum

Jede Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit im Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens die Mehrheit aller Gesamtstimmen vertreten, voraus. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen.

The adoption of any resolution or election requires the presence of at least a majority of the Total Voting Shares at the time when the general meeting of the shareholders proceeds to business. The shareholders present at a general meeting of the shareholders may continue to transact business, despite the withdrawal of shareholders from such general meeting of the shareholders following announcement of the presence quorum at that meeting.

B. Der Verwaltungsrat	B. The Board of Directors

Art. 24 Zusammensetzung	Art. 24 Composition

Der Verwaltungsrat besteht aus mindestens einem und höchstens zehn Mitgliedern.	The Board of Directors shall consist of no less than one and no more than ten members.

Solange die Namenaktien der Gesellschaft an einer in- oder ausländischen Börse kotiert sind, soll der Verwaltungsrat mindestens drei unabhängige Verwaltungsräte (Unabhängige Verwaltungsräte) ausweisen.
As long as the registered Shares of the Company are listed on a domestic or foreign Exchange, the Company shall maintain a minimum of three Independent Directors on its Board of Directors.

Art. 25 Amtsdauer	Art. 25 Term of Office

Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. Die Verwaltungsräte sollen gleichmässig auf die drei Klassen aufgeteilt werden. Die erste Amtszeit der gewählten Verwaltungsräte endet wie folgt:

The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III. All Classes shall be as nearly equal in number as possible. The members of the Board of Directors as initially classified shall hold office for terms as follows:

Die Amtszeit der Verwaltungsratsmitglieder der Klasse I endet mit der ordentlichen Generalversammlung des Jahres 2011 oder mit der Wahl ihrer Nachfolger;	The Class I members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2011 or until their successors shall be elected and qualified;

Die Amtszeit der Verwaltungsratsmitglieder der Klasse II endet mit der ordentlichen Generalversammlung des Jahres 2012 oder mit der Wahl ihrer Nachfolger;	The Class II members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2012 or until their successors shall be elected and qualified;

Die Amtszeit der Verwaltungsratsmitglieder der Klasse III endet mit der ordentlichen Generalversammlung des Jahres 2013 oder mit der Wahl ihrer Nachfolger.	The Class III members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2013 or until their successors shall be elected and qualified.

An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl ihrer Nachfolger gewählt werden. Die Verwaltungsräte sind wieder wählbar.

At each ordinary general meeting of the shareholders, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office. The members of the Board of Directors are re-electable.

Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer bestimmten Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für den Zweck dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.

The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular class may be less than three years. For purposes of this provision, one year shall mean the period between two ordinary general meetings of the shareholders.

Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.

If, before the expiration of his term of office, a member of the Board of Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Ist an der Gesellschaft eine juristische Person oder eine Handelsgesellschaft beteiligt, so ist sie als solche nicht als Mitglied des Verwaltungsrates wählbar; dagegen können an ihrer Stelle ihre Vertreter gewählt werden.

If a legal entity or another commercial enterprise is a shareholder of the Company, it shall not be eligible for membership on the Board of Directors; however, its representatives may be elected in lieu thereof.

Art. 26 Konstituierung	Art. 26 Constitution

Besteht der Verwaltungsrat aus mehreren Personen, so konstituiert er sich selbst, indem er seinen Präsidenten („Verwaltungsratspräsident“ oder „Präsident“), seinen Sekretär sowie allfällige Vizepräsidenten wählt. Der Sekretär muss dem Verwaltungsrat nicht angehören.

Where the Board of Directors consists of several persons it shall organize itself so that it elects its own chairman (“Chairman of the Board of Directors” or “Chairman”) and the Secretary and it may elect one or more vice-chairman. The Secretary need not belong to the Board of Directors.

Art. 27 Aufgaben	Art. 27 Duties

Der Verwaltungsrat besorgt die laufenden Geschäfte und vertritt die Gesellschaft nach aussen.	The Board of Directors shall manage the ongoing business and represent the Company externally.

Der Verwaltungsrat hat die folgenden unübertragbaren und unentziehbaren Aufgaben:	The Board of Directors has the following non-transferable and inalienable duties:

Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	Supreme management of the Company and issuance of the relevant instructions;
Festlegung der Organisation;	Determination of the organisation;
Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	Structuring of the accounting system, the financial controls and the financial planning to the extent that this is necessary for the management of the Company;
Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen sowie Regelung der Zeichnungsberechtigung;	Appointment and removal of the persons entrusted with the management and representation of the Company as well as regulation of signatory power;
Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
Overall supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with the law, the Articles of Association and other internal rules and regulations;

Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	Preparation of the annual business report and the general meeting of the shareholders, as well as implementation of its resolutions;
Benachrichtigung des Richters im Falle der Überschuldung;	Notification of the judge in the case of over-indebtedness;
Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht voll liberierte Aktien;	Passing of resolutions regarding retroactive payments related to partly paid-in shares;
Feststellungsbeschlüsse bei Kapitalerhöhungen und daraus folgende Statutenänderungen.	Declaratory resolutions regarding capital increases and consequential amendments of the Articles of Association.

Er hat überdies die folgenden Aufgaben:	In addition, the Board of Directors shall have the following duties:

Führung der gemäss Organisationsreglement dem Verwaltungsrat vorbehaltenen Geschäfte (vgl. Art. 30 Abs. 2);	Management of transactions reserved to the Board of Directors by the Organizational Regulations (cf. Art. 30 paragraph 2);
Antragstellung betreffend Verwendung des Bilanzgewinnes;	Proposals regarding the application of the balance sheet profit;
Festlegung des Geschäftsjahres (vgl. Art. 36);	Defining the business year (cf. Art. 36).
Behandlung von Eintragungsgesuchen (vgl. Art. 8).	Treatment of registration applications (cf. Art. 8).

Im Übrigen kann der Verwaltungsrat in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement der Generalversammlung oder einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Otherwise, the Board of Directors may resolve on all matters not reserved or assigned to the general meeting of the shareholders or another corporate body of the Company by law, the Articles of Association or other internal rules and regulations.

Die Mitglieder des Verwaltungsrates zeichnen kollektiv zu zweien. Gehört dem Verwaltungsrat nur eine Person an, so ist diese einzelzeichnungsberechtigt.	The members of the Board of Directors shall have the power of joint signatories. Where the Board of Directors consists of just one person, he shall have the power of single signatory.

Art. 28 Entschädigung	Art. 28 Compensation

Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit entsprechende Entschädigung. Der Betrag wird vom Verwaltungsrat festlegt.

The members of the Board of Directors shall have a claim to compensation for their expenses incurred in the interests of the Company as well as remuneration for their activities. The amount of the remuneration shall be determined by the Board of Directors.

Im Rahmen des gesetzlich Zulässigen, hält die Gesellschaft sämtliche Personen sowie deren Erben, Konkurs- oder Nachlassmassen, welche wegen ihrer Tätigkeit als Verwaltungsrat, Mitglied der Geschäftsleitung, Angestellte, Agent oder weil sie in einer anderen Funktion für oder im Namen der Gesellschaft (einschliesslich solcher Tätigkeiten, die diese Personen für eine andere Gesellschaft, eine nicht rechtsfähige Personengesellschaft, einen Joint Ventures, einen Trusts, eine sonstige Geschäftseinheit oder fiduziarisch im Zusammenhang mit von der Gesellschaft unterhaltenen Mitarbeiterbeteiligungsplänen für oder im Namen oder auf Aufforderung der Gesellschaft ausübten oder ausüben) tätig wurden, Partei in drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (einschliesslich allfälliger Klagen der Gesellschaft) waren oder werden, schadlos von sämtlichen Auslagen (einschliesslich Anwaltskosten), Abgaben, Verlusten und Schäden, die diese in diesem Zusammenhang zu bezahlen und damit erlitten haben. Im Rahmen des gesetzlich zulässigen soll die Gesellschaft Gerichts- und Anwaltskosten im Zusammenhang mit solchen Klagen und Verfahren (einschliesslich Rechtsmittelverfahren) bevorschussen.

The Company shall indemnify, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a member of the Board of Director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company (including his serving for, on behalf of or at the request of the Company as a member of the Board of Director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company) against any expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof.  The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law.

Der Verwaltungsrat ist unabhängig von der Interessenlage des einzelnen Mitgliedes berechtigt, namens der Gesellschaft und zugunsten der in Art. 28 Abs. 2 dieser Statuten erwähnten Personen Versicherungen für die gegen diese Personen im Zusammenhang mit den oben beschriebenen Funktionen erhobenen Haftungsansprüche sowie deren Folgen abzuschliessen, unabhängig davon, ob die Gesellschaft das Recht bzw. die Macht hätte, diese Person in Anwendung von Art. 28 schadlos zu halten.

The Board of Directors may, notwithstanding any interest of the member of the Board of Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Art. 28 paragraph 2 of these Articles of Association, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Art. 28.

Art. 28 ist auf alle Ansprüche, Klagen, Prozesse anwendbar, die nach Inkrafttreten dieser Bestimmung eingeleitet werden, unabhängig davon, ob sich diese auf Tätigkeiten oder Unterlassungen vor Inkrafttreten dieser Bestimmung stützen. Die Vorschrift in diesem Art. 28 soll als Vertrag zwischen der Gesellschaft und jedem Verwaltungsratsmitglied, Mitglied der Geschäftsleitung, Direktor, Angestellten und Agenten, der in den weiter oben beschriebenen Funktionen zu einem beliebigen Zeitpunkt während der Gültigkeit dieser Bestimmung und des anwendbaren Rechts tätig war, gelten, und die Aufhebung oder Änderung dieser Bestimmung soll die zu jenem Zeitpunkt bestehenden Rechte und Pflichten bezüglich des zu jenem Zeitpunkt bestehenden Tatbestandes oder der zu jenem oder einem späteren Zeitpunkt gestützt auf diesen Sachverhalt geltend gemachten oder angedrohten Klagen, Ansprüchen oder Prozessen nicht berühren. Sollten einzelne Bestimmungen dieses Art. 28 aus gesetzlichen oder regulatorischen Gründen ungültig sein oder in ihrer Anwendung eingeschränkt werden, soll dies die Anwendung dieser Bestimmung oder die Gültigkeit dieser Bestimmung nicht berühren. Die Rechte im Zusammenhang mit der Schadloshaltung und der Bevorschussung in diesem Artikel sind weder exklusiv noch sollen sie allfällige bestehende andere Rechte der betroffenen Verwaltungsratsmitglieder, Geschäftsleitungsmitgliedern, Direktoren, Angestellten oder Agenten limitieren, die diese gestützt auf Verträge oder gestützt auf Beschlüsse der Organe der Gesellschaft oder in ihrer Funktion haben, limitieren. Die Gesellschaft ist dem Grundsatz verpflichtet, wonach die Schadloshaltung der in diesem Artikel definierten Personen im Rahmen des gesetzlich zulässigen entsprochen werden soll.

The provisions of this Art. 28 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption.  The provisions of this Art. 28 shall be deemed to be a contract between the Company and each member of the Board of Director, officer, employee or agent who serves in such capacity at any time while this Article and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.  If any provision of this Art. 28 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions hereof.  The rights of indemnification and advancement of expenses provided in this Article shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such member of the Board of Director, officer, employee or agent may otherwise be entitled or permitted by contract, vote of members or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals shall be made to the fullest extent permitted by law.

Art. 29 Einberufung und Beschlussfassung	Art. 29 Calling of Meetings and Quorum

Der Verwaltungsrat versammelt sich, so oft es die Geschäfte erfordern, jedoch mindestens einmal im Jahr. Er wird durch seinen Präsidenten oder den Vizepräsidenten einberufen. Jedes Mitglied hat jederzeit das Recht, unter schriftlicher Angabe der Gründe die unverzügliche Einberufung einer Verwaltungsratssitzung zu verlangen.

The Board of Directors shall meet as often as business demands but at least once a year. It shall be called by the Chairman of the Board of Directors or the vice-chairman. Each member may, by giving written reasons therefore, demand that a meeting of the Board of Directors be held without delay.

Die Einberufung des Verwaltungsrates hat in der Regel mindestens fünf Werktage vor dem Sitzungstage zu erfolgen. Tag, Zeit und Ort der Sitzung und die Verhandlungsgegenstände (Traktandenliste) sind bei der Einberufung bekannt zu geben. Gleichzeitig werden die massgebenden Sitzungsunterlagen zugestellt. Über Gegenstände, die in der Traktandenliste nicht aufgeführt sind, können in dringenden Fällen Beschlüsse gefasst werden.

The calling of a meeting of the Board of Directors shall, as a rule, be made at least five working days before the date of the meeting. Day, time, and place of the meeting as well as the matters for discussion (agenda) shall be notified at the time of the calling. At the same time, the related documents for the meeting shall be provided. Matters not contained in the agenda may be resolved upon in urgent cases.

Der Verwaltungsrat ist beschlussfähig, wenn die absolute Mehrheit der Mitglieder anwesend ist. Für Beschlüsse, die im Rahmen von Kapitalerhöhungen zu treffen sind, ist der Verwaltungsrat auch beschlussfähig, wenn nur ein Mitglied anwesend ist.

The Board of Directors is quorate when the absolute majority of members is present. Where a resolution is to be taken in the context of a capital increase, the Board of Directors is also quorate when only one member is present.

Der Verwaltungsrat fasst seine Beschlüsse und trifft seine Wahlen mit der Mehrheit der abgegebenen Stimmen. Er kann höhere Beschlussfassungsquoren einführen. Diese müssen in einem Reglement festgehalten werden. Bei Stimmengleichheit gibt der Vorsitzende den Stichentscheid, bei Wahlen entscheidet das Los.

The Board of Directors shall pass its resolutions and votes with a majority of the votes cast. The Board of Directors may introduce higher requirements to pass votes. Such requirements shall be contained in an internal regulation. Where votes are tied, the chairperson shall give the casting vote; in the case of elections this shall be decided by lot.

Beschlüsse können auch auf dem Weg der schriftlichen Zustimmung (durch Brief, Telefax oder E-Mail) zu einem Antrag gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Diese Beschlüsse bedürfen der Einstimmigkeit und sind zusammen mit den anderen Verwaltungsratsprotokollen aufzubewahren.

Resolutions may also be passed by way of written consent (by letter, fax or email) provided no member has demanded an oral consultation. These resolutions require unanimity and shall be kept with the minutes of the meetings of the Board of Directors.

Art. 30 Delegation und Ausschüsse	Art. 30 Delegation and Committees

Der Verwaltungsrat kann die Vorbereitung, die Ausführung seiner Beschlüsse und die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen.	The Board of Directors may delegate the preparation and implementation of its resolutions and the oversight of business to committees or individual members.

Unter Vorbehalt seiner unübertragbaren und unentziehbaren Aufgaben ist der Verwaltungsrat ferner befugt, die Geschäftsführung oder einzelne Zweige derselben und die Vertretung der Gesellschaft an eine oder mehrere Personen, Mitglieder des Verwaltungsrates (Delegierte) oder Dritte (Direktoren oder Geschäftsführer), zu übertragen. Er legt die dazu notwendigen Einzelheiten in einem Organisationsreglement fest.

Subject to its non-transferable and inalienable duties, the Board of Directors is furthermore empowered to transfer management of the business or individual branches of the same and the representation of the Company to one or more persons, members of the Board of Directors (delegates) or third parties (directors or managers). The Board of Directors shall stipulate the necessary details in the Organizational Regulations.

Art. 31 Protokoll	Art. 31 Minutes

Über die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär zu unterzeichnen. Besteht der Verwaltungsrat aus nur einem Mitglied, muss auch dieser über seine Entscheidungen Protokoll führen.

Minutes shall be recorded of the discussions and resolutions of the Board of Directors. The minutes shall be signed by the Chairperson and the Secretary. Where the Board of Directors consists of only one member, such person must also keep a record of his decisions.

Die Protokolle sind vom Verwaltungsrat jeweils in der nächsten Sitzung zu genehmigen.	The minutes shall be approved by the Board of Directors in the next meeting.

Art. 32 Recht auf Auskunft und Einsicht	Art. 32 Right to Information and Inspection

Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen. In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet. Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Each member of the Board of Directors may demand information on all matters concerning the Company. At meetings, all members of the Board of Directors as well as the persons entrusted with the management of the Company are under a duty to provide information. Outside the meetings, each member can demand information from those persons entrusted with the management about the course of business and, with the authorization of the president, about individual transactions.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden. Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat. Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Mitglieder des Verwaltungsrates erweitern, bleiben vorbehalten.

To the extent it is necessary for the performance of a task, each member may apply to the Chairman of the Board of Directors that the books and files are made available to him. Where the Chairman of the Board of Directors rejects an application for information, a hearing or inspection, the Board of Directors shall decide. Regulations or resolutions of the Board of Directors that provide the members of the Board of Directors with the right to information and inspection remain reserved.

Art. 33 Zeichnungsberechtigung	Art. 33 Signature Power

Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in Organizational Regulations.

C. Die Revisionsstelle	C. The Auditors

Art. 34 Revision	Art. 34 Audit

Die Generalversammlung wählt die Revisionsstelle.	The general meeting of the shareholders shall elect the Auditor.

Sie kann auf die Wahl einer Revisionsstelle verzichten, wenn:	It can waive the election of auditors where:

die Voraussetzungen für eine ordentliche Revision nicht gegeben sind;	the requirements for an ordinary audit are not present;
die Zustimmung sämtlicher Aktionäre vorliegt und;	the consent of all shareholders has been given; and
die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.	the Company does not have more than ten full-time positions on average per year.

Haben die Aktionäre auf eine eingeschränkte Revision verzichtet, so gilt dieser Verzicht auch für die nachfolgenden Jahre. Jeder Aktionär hat jedoch das Recht, spätestens zehn Tage vor der Generalversammlung eine eingeschränkte Revision zu verlangen. Die Generalversammlung muss diesfalls die Revisionsstelle wählen.

Where the shareholders have waived a limited statutory examination, this waiver applies also to the following year. Each shareholder may, however, demand a limited statutory examination at the latest ten days prior to the general meeting of the shareholders. The general meeting of the shareholders must in this case elect the Auditor.

Art. 35 Organisation der Revisionsstelle	Art. 35 Organisation of the Auditor

Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.	One or several individuals or legal persons or partnerships may be elected as Auditors.

Wenigstens ein Mitglied der Revisionsstelle muss seinen Wohnsitz, seinen Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben.	As a minimum one member of the Auditor shall be resident or have a registered branch in Switzerland.

Muss die Gesellschaft ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen lassen im Sinne von:	Where the Company is required to arrange an ordinary audit of its annual financial accounts by auditors pursuant to:

Art. 727 Abs. 1 Ziff. 2 oder Ziff. 3 OR;	Art. 727 paragraph 1 section 2 or section 3 CO;
Art. 727 Abs. 2 OR	Art. 727 paragraph 2 CO

wählt die Generalversammlung einen zugelassenen Revisionsexperten nach den Vorschriften des Revisionsaufsichtsgesetzes (RAG) als Revisionsstelle.	the general meeting of the shareholders shall elect a licensed audit expert in accordance with the provisions of the Audit Oversight Act (RAG) as auditors.

Ist die Gesellschaft zur eingeschränkten Revision verpflichtet, kann als Revisionsstelle auch ein zugelassener Revisor nach den Vorschriften des RAG bezeichnet werden. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach Art. 34.

Where the Company is required to arrange a limited statutory examination a licensed auditor in accordance with the provisions of the RAG may also be appointed as auditors. Waiver of the election of auditors pursuant to Art. 34 remains reserved.

Die Revisionsstelle muss im Sinne von Art. 728 bzw. 729 OR unabhängig sein.	The Auditor must be independent in accordance with Art. 728 respectively 729 CO.

Die Revisionsstelle wird für ein Geschäftsjahr gewählt. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Die Wiederwahl ist möglich. Die Generalversammlung kann die Revisionsstelle jederzeit mit sofortiger Wirkung abberufen.

The Auditor shall be appointed for one business year. Their term of office shall end with the approval of the final annual financial accounts. Re-appointment is possible. The general meeting of the shareholders may remove the Auditor with immediate effect at any time.

D. Rechnungslegung und Verwendung des Bilanzgewinnes	D. Rendering of Accounts and Allocation of Balance Sheet Profit

Art. 36 Jahresrechnung	Art. 36 Annual Financial Accounts

Die Jahresrechnung wird jährlich auf den 31. Dezember oder auf einen anderen, durch den Verwaltungsrat zu beschliessenden Termin abgeschlossen.	The annual financial accounts shall be closed annually on the 31 December or another date determined by the Board of Directors.

Die Erfolgsrechnung, die Bilanz und der Anhang sind mindestens gemäss den gesetzlichen Bestimmungen von Art. 662a - 670 und 957 - 961 OR aufzustellen.	The profit and loss statement, the balance sheet and notes shall be compiled as a minimum in accordance with the provisions of Art. 662a-670 and 957-961 CO.

Art. 37 Verwendung des Jahresgewinnes	Art. 37 Application of the Annual Profit

Vom in der Jahresbilanz ausgewiesenen Jahresgewinn ist jährlich ein Betrag von 5 % der allgemeinen Reserve zuzuweisen, bis diese 20 % des einbezahlten Aktienkapitals erreicht hat.	An amount of 5 % of the annual profit identified in the annual financial accounts is to be allotted to the general reserves until this has reached 20 % of the paid-up share capital.

Der verbleibende Jahresgewinnsaldo und ein allfälliger Gewinnvortrag früherer Geschäftsjahre stehen unter Vorbehalt der zwingenden gesetzlichen Bestimmungen (Art. 671 ff. OR) zur freien Verfügung der Generalversammlung. Der Verwaltungsrat unterbreitet der Generalversammlung seine Vorschläge betreffend die Behandlung sämtlicher Zuweisungen.

The remaining annual profit and any balance of profit brought forward from previous business years shall, pursuant to binding provisions of the law (Art. 671 et seq. CO), be at the free disposal of the general meeting of the shareholders. The Board of Directors shall submit its proposals with respect to the treatment of any allocation to the general meeting of the shareholders.

Die Generalversammlung kann jederzeit die Errichtung von speziellen Reserven neben den vom Gesetz vorgeschriebenen Reserven beschliessen und über deren Verwendung bestimmen.	The general meeting of the shareholders may at any time resolve to set up special reserves in addition to those required by law and determine their application.

Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven gebucht.	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

E. Schlussbestimmungen	E. Final Provisions

Art. 38 Auflösung und Liquidation	Art. 38 Winding-up and Liquidation

Die Generalversammlung kann jederzeit die Auflösung der Gesellschaft beschliessen. Die Auflösung und Liquidation sind gemäss den Vorschriften von Art. 736 ff. OR durchzuführen.	The general meeting of the shareholders may at any time resolve to wind-up the Company. The winding-up and liquidation of the Company shall be performed in accordance with Art. 736 et seq. CO.

Die Befugnisse der Generalversammlung bleiben auch während der Liquidation mit der Einschränkung gemäss Art. 739 OR bestehen. Insbesondere unterliegt die Liquidationsrechnung der Genehmigung durch die Generalversammlung.

The powers of the general meeting of the shareholders shall also continue during the liquidation, limited in accordance with Art. 739 CO. In particular, the liquidation accounts are subject to the approval of the general meeting of the shareholders.

Der Verwaltungsrat besorgt die Liquidation, sofern diese nicht durch Beschluss der Generalversammlung Dritten übertragen wird.	The Board of Directors shall conduct the liquidation to the extent that this is not transferred to a third party by a resolution of the general meeting of the shareholders.

Die Liquidatoren sind berechtigt, die Aktiven der Gesellschaft freihändig zu veräussern.	The liquidators may freely dispose of the assets of the Company.

Nach erfolgter Tilgung der Schulden wird das Vermögen nach Massgabe der eingezahlten Beträge unter den Aktionären verteilt, soweit diese Statuten nichts anderes vorsehen.	Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid-up, unless these Articles of Association provide otherwise.

Art. 39 Mitteilungen und Bekanntmachungen	Art. 39 Communications and Notifications

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen.	The Company shall make any announcements in the Swiss Official Gazette of Commerce. The Board of Directors may appoint other publication bodies.

Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Die Mitteilungen an die Namenaktionäre erfolgen im Falle der in Art. 14 Abs. 3 erwähnten Hinweise an ihre letzte im Aktienbuch eingetragene Adresse durch Brief oder E-Mail. In allen anderen Fällen können die Mitteilungen durch Veröffentlichung im Publikationsorgan erfolgen. Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Publikationsorgan. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und entsprechend im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

To the extent that individual notification is not required by law, stock Exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Notices to the registered shareholders shall in the case of the notifications set forth in Art. 14 paragraph 3 be sent by letter or electronic mail to the last address registered in the Share Register. In all other cases, they may be made by publication in the Company's official instrument for publications. Notices to creditors shall be given in the cases prescribed by law by publication in the Swiss Official Gazette of Commerce. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the Share Register shall be deemed to be authorized recipients.

Art. 40 Verbindlicher Originaltext	Art. 40 Original Language

Falls sich zwischen der deutsch- und der englischsprachigen Fassung dieser Statuten Differenzen ergeben, hat die deutschsprachige Fassung Vorrang.	In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

Art. 41 Definitionen	Art. 41 Definitions

Aktie	Shares

Der Begriff Aktie(n) hat die in Art. 2 dieser Statuten aufgeführte Bedeutung.	The term Share(s) has the meaning assigned to it in Art. 3 of these Articles of Association.

Aktienbuch	Share Register

Der Begriff Aktienbuch hat die in Art. 8 dieser Statuten aufgeführte Bedeutung.	The term Share Register has the meaning assigned to it in Art. 8 of these Articles of Association.

Aktienkapital	Share Capital

Der Begriff Aktienkapital hat die in Art. 3 dieser Statuten aufgeführte Bedeutung.	The term Share Capital has the meaning assigned to it in Art. 3 of these Articles of Association.

Börse	Exchange

Der Begriff Börse bedeutet Einrichtungen des Wertschriftenhandels oder vergleichbare Systeme, an welchen die Aktien der Gesellschaft gehandelt oder anderweitig zeitweise zum Handel zugelassen sind.	The term Exchange shall mean any securities exchange or other system on which the registered Shares of the Company may be listed or otherwise authorized for trading from time to time.

CHF	CHF

Der Begriff CHF bedeutet Schweizer Franken und ist die gültige Schweizer Währung.	The term CHF shall mean Swiss Francs, the legal currency in Switzerland.

Gesamtstimmen	Total Voting Shares

Der Begriff Gesamtstimmen bedeutet die Gesamtzahl aller an einer Generalversammlung stimmberechtigen Aktien unabhängig davon, ob die stimmberechtigten Aktien an der Generalversammlung vertreten sind oder nicht.
Total Voting Shares means the total number of Shares entitled to vote at a general meeting of the shareholders whether or not represented at such meeting.

Gesellschaft	Company

Der Begriff Gesellschaft bedeutet Garmin Ltd.	The term Company shall mean Garmin Ltd.

Marktwert	Fair Market Value

Der Begriff Marktwert bedeutet (i) im Falle von Aktien den höchsten Schlusskurs dieser Aktien während der letzten 30 Tage vor dem massgeblichen Stichtag. Dabei entspricht der Marktwert dem höchsten von der betreffenden Börse gemeldeten Schlusskurs während der letzten 30 Tage vor dem massgeblichen Stichtag und, falls eine solche Meldung nicht vorliegt, soll der Marktwert dieser Aktien vom Verwaltungsrat in guten Treuen bestimmt werden, wobei er dabei die Art der Aktien, allfällige Dividenden, Zuteilung von Aktien sowie Aufteilungen oder Zusammenlegungen von Aktien berücksichtigt, und (ii) im Fall von Vermögenswerten, die weder Aktien noch Bargeld sind, soll der Marktwert vom Verwaltungsrat in guten Treuen per Stichtag bestimmt werden.

The term Fair Market Value shall mean (i) in the case of shares, the highest closing sale price of a share during the 30-day period immediately preceding the date in question of such share admitted to trading on an Exchange or any other system then in use, the Fair Market Value shall be the highest closing sale price reported by the Exchange or such other system during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of such share as determined by the Board of Directors in good faith, in each case with respect to any class of share, appropriately adjusted for any dividend or distribution in shares or any combination or reclassification of outstanding shares of such share into a smaller number of shares, and (ii) in the case of property other than cash or shares, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

Monat	Month

Der Begriff Monat bedeutet ein Kalendermonat.	The term Month shall mean a calendar month.

Nahestehender Aktionär	Interested Shareholder

Der Begriff Nahestehender Aktionär bedeutet jede natürliche oder juristische Person (unter Ausschluss der Gesellschaft) sowie deren Muttergesellschaften, (i) die direkte oder indirekte Eigentümerin von mehr als 20 % der Stimmrechte der ausgegebenen Aktien ist, oder die (ii) eine Nahestehende Gesellschaft der Gesellschaft ist und irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Person ein Nahestehender Aktionär ist, direkte oder indirekte Eigentümerin von 20 % oder mehr der Stimmrechte der ausgegebenen Aktien war; oder (iii) Aktien übertragen bekommen hat, die irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob eine Person ein Nahestehender Aktionär ist, direkt oder indirekt im Eigentum eines Nahestehenden Aktionärs standen, sofern die Übertragung (unabhängig davon ob in einer oder mehreren Transaktionen) ausserhalb eines öffentlichen Angebots stattgefunden hat.

The term Interested Shareholder shall mean any person (other than the Company) and any holding company thereof who or which (i) is the beneficial owner directly or indirectly, of more than twenty per cent (20%) of the voting power of the outstanding shares of the Company; or, (ii) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty per cent (20%) or more of the voting power of the then-outstanding shares; or (iii) is an assignee of or has otherwise succeeded to any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering.

Eine natürliche oder juristische Person gilt dann nicht als Nahestehender Aktionär, falls eine solche Person nur darum ein Nahestehender Aktionär wird, weil die Anzahl der ausgegebenen Aktien der Gesellschaft reduziert werden, unabhängig davon ob eine solche Reduktion auf den Rückkauf von Aktien der Gesellschaft durch die Gesellschaft zurückzuführen ist. Die Reduktion der ausgegebenen Aktien erhöht den prozentualen Anteil der ausgegebenen Aktien im direkten oder indirekten Eigentum der betreffenden Person bis diese Person direkte oder indirekte Eigentümerin zusätzlicher Aktien wird.

A person shall not be deemed an Interested Shareholder if such person would become an Interested Shareholder solely as a result of a reduction of the number of shares of the Company outstanding, including repurchases of outstanding shares of the Company by the Company, which reduction increases the percentage of outstanding shares of the Company of which such person is the beneficial owner, until such person shall thereafter become the beneficial owner of any additional shares.

Nahestehende Gesellschaft	Affiliate

Der Begriff Nahestehende Gesellschaft bedeutet bezüglich einer Person, jede andere Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen die andere Person kontrolliert, von dieser anderen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit dieser anderen Person steht. Kontrolle einschliesslich der Begriffe kontrollierend und kontrolliert im Sinne dieser Definition bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten oder auf andere Weise.

The term Affiliate shall mean with respect to any person, any other person controlling or controlled by or under common control with such specified person. For the purposes of this definition, "control", "controlling" and "controlled" when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise.

Nahestehende Person	Associate

Der Begriff Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Zivilrechtlichen Person, (i) jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Zivilrechtliche Person Mitglied des Leitungs- oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20 % oder mehr einer Kategorie von Aktien oder anderen Anteilsrechten ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Zivilrechtliche Person wirtschaftlich einen Anteil von 20 % oder mehr hält oder in Bezug auf welche diese Zivilrechtliche Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.

The term Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20 % or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a 20 % beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	CO

Der Begriff OR hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term CO has the meaning assigned to it in Art. 1 of these Articles of Association.

Revisionsstelle	Auditor

Der Begriff Revisionsstelle hat die in Abschnitt C dieser Statuten aufgeführte Bedeutung.	The term Auditor has the meaning assigned to it in section C of these Articles of Association.

Sekretär	Secretary

Der Begriff Sekretär hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Secretary has the meaning assigned to it in Art. 26 of these Articles of Association.

Sitz	Registered Office

Der Begriff Sitz hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term Registered Office has the meaning assigned to it in Art. 1 of these Articles of Association.

Statuten	Articles of Association

Der Begriff Statuten bedeutet die Statuten der Garmin Ltd. jeweils in ihrer aktuellsten Fassung.	The term Articles of Association shall mean the Articles of Association of Garmin Ltd. in their most recent version.

Tochtergesellschaft	Subsidiary

Der Begriff Tochtergesellschaft bedeutet sämtliche juristischen Personen oder Personenvereinigung, welche von einer anderen juristischen Person beherrscht werden.
The term Subsidiary shall mean any corporation, company, association, foundation or other incorporated legal entity, that directly, or indirectly through one or more intermediaries is under control of the person specified.

Unabhängige Verwaltungsräte	Independent Directors

Der Begriff unabhängige Verwaltungsräte bedeutet Verwaltungsräte, welche im Sinne der anwendbaren Bestimmungen derjenigen Börse, an welcher die Gesellschaft kotiert ist, unabhängig sind.	The term Independent Directors shall mean members of the board who are recognized as such by the rules and regulations of the Exchange.

Unparteiische Mitglieder des Verwaltungsrates	Disinterested Directors

Der Begriff Unparteiische Mitglieder des Verwaltungsrates bedeutet diejenigen Mitglieder des Verwaltungsrates, welche keine Nahestehenden Personen von Nahestehenden Aktionären sind und bereits Mitglieder des Verwaltungsrates waren, bevor ein Nahestehender Aktionär ein Nahestehender Aktionär wurde und jedes Verwaltungsratsmitglied, welches erst nachträglich eine Vakanz im Verwaltungsrat schloss oder erst nachträglich gewählt wurde und in jedem Fall keine Nahestehende Person des Nahestehenden Aktionärs ist und auf Empfehlung einer Mehrheit der damaligen Unparteiischen Mitgliedern des Verwaltungsrates gewählt wurde.

The term Disinterested Directors shall mean any members of the Board of Directors who are unaffiliated with the Interested Shareholder and who were a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

Verwaltungsrat	Board of Directors

Der Begriff Verwaltungsrat hat die in Abschnitt B dieser Statuten aufgeführte Bedeutung.	The term Board of Directors has the meaning assigned to it in section B of these Articles of Association.

Vewaltungsratspräsident	Chairman of the Board of Directors

Der Begriff Verwaltungsratspräsident (Präsident) hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Chairman of the Board of Directors (Chairman) has the meaning assigned to it in Art. 26 of these Articles of Association.

Zivilrechtliche Person	Person

Der Begriff Zivilrechtliche Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nichtrechtsfähige Personengesellschaft oder jeder andere Rechtsträger.	The term Person shall mean any individual, corporation, partnership, unincorporated association or other entity.

Zusammenschluss	Business Combination

Der Begriff Zusammenschluss bedeutet (i) jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer ihrer Tochtergesellschaften mit (i) einem Nahestehenden Aktionär (gemäss Definition in diesem Artikel) oder mit (ii) einer anderen Gesellschaft oder Unternehmung (unabhängig davon, ob diese selber ein Nahestehender Aktionär ist), falls diese eine Nahestehende Gesellschaft eines Nahestehenden Aktionärs ist oder durch die Fusion oder Zusammenführung eine solche wird oder (ii) jeder Verkauf, Vermietung oder Verpachtung, Austausch, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen) an oder für einen Nahestehenden Aktionär oder eine Nahestehenden Gesellschaft eines solchen Nahestehenden Aktionärs bezüglich Vermögenswerten der Gesellschaft oder einer ihrer Tochtergesellschaften mit einem aggregierten Marktwert (gemäss Definition in diesem Artikel) der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, oder (iii) die Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften (ob in einer oder mehreren Transaktionen) mit einem aggregierten Marktwert, der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, an einen Nahestehenden Aktionär oder eine Nahestehende Gesellschaft eines solchen Nahestehenden Aktionärs im Austausch gegen Bargeld, Effekten oder anderen Vermögenswerten (oder einer Kombination solcher Werte) mit Ausnahme der Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem Mitarbeiterbeteiligungsprogramm der Gesellschaft oder einer ihrer Tochtergesellschaften, oder (iv) der Beschluss über die Liquidation oder Auflösung der Gesellschaft auf Antrag oder im Namen eines Nahestehenden Aktionärs oder einer einem Nahestehenden Aktionär Nahestehenden Gesellschaft, oder (v) jede Änderung in der Klassifizierung der Anteile der Gesellschaft (einschliesslich das Zusammenlegen von Aktien), Rekapitalisierung der Gesellschaft, Fusion oder andere Form des Zusammenschlusses der Gesellschaft mit einer ihrer Tochtergesellschaften oder jede andere Transaktion (unabhängig davon, ob ein Nahestehender Aktionär involviert ist), die zu einer direkten oder indirekten Erhöhung des proportionalen Anteils der ausstehenden Anteile der Gesellschaft oder einer ihrer Tochtergesellschaften unabhängig von der Art der ausstehenden Anteilen (Aktien, Wandelanleihen) führen und die direkt oder indirekt einem Nahestehenden Aktionär oder einer Nahestehenden Gesellschaft eines Nahestehenden Aktionärs gehören („Unverhältnismässige Transaktion“), wobei eine solche Transkation dann nicht als Unverhältnismässige Transaktion gelten soll, wenn die Erhöhung des Anteils des Nahestehenden Aktionärs bzw. der Nahestehenden Gesellschaft des Nahestehenden Aktionärs als Folge dieser Transaktion nicht grösser ist als die Erhöhung der Anteile der übrigen Aktionäre.

The term Business Combination shall mean (i) any merger or consolidation of the Company or any subsidiary with (i) any Interested Shareholder (as defined in this Article) or (ii) any other company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder, or any Affiliate of any Interested Shareholder, of any assets of the Company or any subsidiary having an aggregate Fair Market Value (as defined in this Article) equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries; or (iii) the issuance or transfer by the Company or any subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), of any securities of the Company or any subsidiary having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries except pursuant to an employee benefit plan of the Company or any subsidiary thereof; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or (v) any reclassification of securities of the Company (including any reverse share split), recapitalization of the Company, merger or consolidation of the Company with any of its subsidiaries or other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder (a “Disproportionate Transaction”); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Shareholder or Affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally.

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Zürich, __________________